As filed with the Securities and Exchange Commission on May 24, 1999

                                                    Registration No. 333-41611

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 FORM SB-2/A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                           MEDCARE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                 87-0429962B                       8093
--------                 -----------                       ----
(State or other         (IRS Employer              (Primary Standard Industrial
jurisdiction of         Identification Number)     Classification Code Number)
incorporation or
organization)

                      1515 West 22nd Street, Suite 1210
                          Oak Brook, Illinois 60523
                                (630) 472-5300
             (Address, including zip code, and telephone number,
                      including area code, registrant's
                         principal executive offices)
                          --------------------------
                      Corporate Creation Enterprises, Inc.
                      686 North DuPont Boulevard, Suite 302
                           Milford, Delaware 19963
                                (302) 424-4866
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                        Copies of all communications to:
                             Michael J. Legamaro
               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                            333 West Wacker Drive
                                   Suite 2700
                             Chicago, Illinois 60606

Approximate date of commencement of proposed public offering: This is for the resale of securities previously sold.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       CALCULATION OF REGISTRATION FEE

Title of each                       Proposed
class of                            Amount           Maximum           Proposed             Amount of
Securities to                       to be            Offering Price    Maximum              Registration
be registered                       Registered       Per Share(1)      Offering Price(1)    Fee
---------------------------------------------------------------------------------------------------------
Common Stock,                       1,500,000         $ 9.6875       $14,531,250.00         $ 4,541.02
Par Value $0.001, estimate
of shares underlying
conversion of securities issued
in Regulation D offering
in June 1997.  Includes
conversion warrants and
placement agent warrants

Common Stock, Par Value               500,000         $ 9.6875        $4,843,750.00         $ 1,513.67
$0.001, underlying
1995 Stock Option Plan

Common Stock, Par Value               300,000         $ 9.6875        $2,906,250.00         $   908.20
$0.001, underlying
1996 Stock Option Plan

Common Stock, Par Value               500,000         $ 9.6875        $4,843,750.00         $ 1,513.67
$0.001, underlying
1997 Stock Option Plan

Common Stock, Par Value               176,000         $ 9.6875        $1,705,000.00         $   532.81
$0.001,  issued pursuant to
Regulation D on
February 4, 1997

Common Stock, Par Value               600,000         $ 9.6875        $5,812,500.00         $ 1,816.41
$0.001, underlying Warrants
(300,000), and Common Stock
sold in reliance on
Regulation D, July 7, 1997

TOTALS:                                                           $   34,642,500.00         $10,825.78
==========================================================================================================

(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457(c).

                            CROSS REFERENCE SHEET

Item
No.
                                                                                    Sections in Prospectus
1     Front of the Registration Statement and Outside
      Front Cover of Prospectus....................................................Cover Page
2     Inside Front and Outside Back Cover Pages of
      Prospectus ..................................................................Front Cover Pages; Table of Contents
3     Summary Information and Risk Factors.........................................Prospectus Summary
4     Use of Proceeds..............................................................Use of Proceeds
5     Determination of Offering Price..............................................Determination of Offering Price
6     Dilution.....................................................................Dilution
7     Selling Security Holders.....................................................Selling Security Holders
8     Plan of Distribution.........................................................Plan of Distribution
9     Legal Proceedings............................................................Legal Proceedings
10    Directors, Executive Officers, Promoters and Control Persons.................Management
11    Security Ownership of Certain Beneficial Owners..............................Principal Shareholders
12    Description of Securities....................................................Description of Securities
13    Interest of Named Experts and Counsel........................................Interest of Named Experts and Counsel
14    Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities...............................................Statement as to Indemnification
15    Organization within Last Five Years..........................................Organization
16    Description of Business......................................................Description of Business
17    Management's Discussion and Analysis or Plan of Operations...................Management's Discussion and Analysis of
                                                                                   Financial Condition and Results of Operations
18    Description of Property......................................................Description of Property
19    Certain Relationships and Related Transactions...............................Certain Transactions
20    Market for Common Equity and Related Stockholder Matters.....................Market for Common Equity and
                                                                                   Related Stockholder Matters
21    Executive Compensation.......................................................Executive Compensation
22    Financial Statements.........................................................Financial Statements
23    Changes In and Disagreements With Accountants on.............................Changes In and Disagreements
      Accounting and Financial Disclosure                                          With Accountants
24    Indemnification of Directors and Officers....................................Indemnification of Directors and Officers
25    Other Expenses of Issuance and Distribution..................................Other Expenses of Issuance and Distribution
26    Recent Sales of Unregistered Securities......................................Recent Sales of Unregistered Securities
27    Exhibits.....................................................................Exhibits
28    Undertakings.................................................................Undertakings

                           MEDCARE TECHNOLOGIES, INC.
                              RESALE OF SECURITIES

      This offering is being made solely by certain of the shareholders of Medcare Technologies, Inc. (together with its subsidiaries MedCare Technologies, Corp. and Medcareonline.com, Inc., the "Company") as listed under the heading "SELLING SECURITY HOLDERS" for the resale of the following shares of the Company's common stock, par value $0.001 per share (the "Common Stock"): (i) up to 1,500,000 shares of Common Stock (the "Conversion Securities") issued or issuable pursuant to the terms of a sale of securities in June 1997 (the "June Placement"), which Common Stock has been or will be issued upon various conversions and warrant exercises, (ii) 1,300,000 shares of Common Stock (the "Option Securities") issued or issuable pursuant to Stock Option Plans for 1995, 1996 and 1997 (the "Option Plans"), (iii) 176,000 shares of Common Stock issued in a private placement in February 1997 (the "February Placement"), and (iv) 600,000 shares of Common Stock issued or issuable pursuant to a private placement of Common Stock and warrants (the "July Warrants") exercisable for Common Stock in July 1997 (the "July Placement" and, together with the June Placement and the February Placement, the "Private Placements").

      The Conversion Securities are comprised of Common Stock issued or issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Preferred Stock"), Common Stock underlying the conversion warrants described herein ("Conversion Warrants"), and Common Stock underlying the placement agent warrants described herein ("Placement Warrants"). The conversions and exercises must happen prior to shares of Common Stock being issued. The Company is required by the Registration Rights Agreement signed by the Company in connection with the June Placement to register 1,500,000 shares of Common Stock for resale by the holders of Common Stock issued or issuable upon conversion of the Preferred Stock and exercise of the Conversion Warrants and Placement Warrants. The number of shares that will actually be issued may be more or less than the 1,500,000 shares being offered pursuant to this Prospectus, because the conversion of the Preferred Stock into Common Stock is based on a formula that is dependent upon the Company's share price. See "PROSPECTUS SUMMARY--THE OFFERING--SECURITIES TO BE OFFERED" and "SELLING SECURITY HOLDERS."

      The Preferred Stock, Conversion Warrants, Placement Warrants, Option Securities, February Common and July Common and Warrants (collectively, the "Securities") were each offered separately and are separately transferable (upon certain conditions, including compliance with applicable federal and state securities laws) at any time from the dates of the agreements through which they were issued. The Securities have been previously issued and sold in reliance on certain exemptions from registration. The registration statement to which this Prospectus relates covers the resale of the Common Stock issued or issuable pursuant to the Option Plans and the Private Placements. All Selling Security Holders may sell their stock at the then-market price or at a price greater or less than market price, which may affect the market for the Company's Common Stock. The Selling Security Holders and brokers involved in the resales may be deemed to be underwriters under the Securities Act of 1933, as amended. The Company will receive payments upon exercise of warrants and options and has received payments for the Common Stock and other securities sold in the Private Placements, but will not receive any additional proceeds from the resale of Common Stock by the Selling Security Holders or for any warrants converted into Common Stock via cashless exercise. See "RISK FACTORS," "DETERMINATION OF OFFERING PRICE" and "DESCRIPTION OF SECURITIES."

      Since July 20, 1998, the Company's Common Stock has been listed on The Nasdaq SmallCap Market under the symbol MCAR.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    Price to Public       Proceeds to Company
Total                     N/A                     N/A

      The securities offered hereby are offered for resale only by the Selling Security Holders. The Company will not receive any proceeds from the sale of the securities being offered hereby.

                  The date of this Prospectus is May 24, 1999

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OR AN OFFER OF THE SHARES IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected at Room 1024 of the office of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, or at its Regional Offices located at Suite 1300, 7 World Trade Center, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filing made through the Electronic Data Gathering Analysis and Retrieval System are also publicly available through the Commission's Web site (http://www.sec.gov).

     Investors are cautioned that this prospectus contains certain trend analysis and other forward-looking statements that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are based on current expectations and projections about the healthcare industry and assumptions made by management and are not guarantees of future performance. Therefore, actual events and results may differ materially from those expressed or forecasted in the forward looking statements due to factors such as the effect of changing economic conditions, material changes in currency exchange rates, conditions in the overall healthcare market, risks associated with product demand and market acceptance risks, the impact of competitive products and pricing, delays in new product development and technological risks and other risk factors identified in the Company's filings with the Commission, including the Company's Form 10-KSB Report.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                 The Company

     The Company manages urinary incontinence clinics throughout the United States utilizing a proprietary biofeedback-based protocol known as the MedCare Program. The Company's executive offices are located at 1515 West 22nd Avenue, Suite 1210, Oak Brook, Illinois, 60521. Its telephone number is (630) 472-5300.

                                  The Offering
Securities to be Offered

     This offering is being made solely by the Selling Security Holders for the resale of the following shares of the Common Stock: (i) up to 1,500,000 shares of Common Stock issued or issuable pursuant to the terms of the June Placement, which Common Stock has been or will be issued upon various conversions and warrant exercises, (ii) 1,300,000 shares of Common Stock issued or issuable pursuant to the Option Plans, (iii) 176,000 shares of Common Stock issued in the February Placement, and (iv) 600,000 shares of Common Stock issued or issuable pursuant to the July Placement.

     The Conversion Securities are comprised of Common Stock issued or issuable upon conversion of the Preferred Stock, Common Stock underlying the Conversion Warrants, and Common Stock underlying the Placement Warrants. The conversions and exercises must happen prior to shares of Common Stock being issued. The Company is required by the Registration Rights Agreement signed by the Company in connection with the June Placement to register 1,500,000 shares of Common Stock for resale by the holders of Common Stock issued or issuable upon conversion of the Preferred Stock and exercise of the Conversion Warrants and Placement Warrants. The number of shares that will actually be issued may be more or less than the 1,500,000 shares being offered pursuant to this Prospectus, because the conversion of the Preferred Stock into Common Stock is based on a formula that is dependent upon the Company's share price. See "SELLING SECURITY HOLDERS" and "DESCRIPTION OF SECURITIES."

     The Conversion Warrants and Placement Warrants have a fixed exercise price of $7.346. As of April 30, 1999, there were 187,855 Conversion Warrants and 9,052 Placement Warrants outstanding (see "SELLING SECURITY HOLDERS"). The outstanding shares of Preferred Stock are the only securities relating to this offering that have a conversion price that is based on a formula dependent upon the Company's Common Stock price at the date of conversion. As of April 30, 1999, there were 50 shares of Preferred Stock outstanding. If all 50 shares were converted based on the maximum conversion price of $7.346 per share, it would result in 68,064 shares of Common Stock being issued (see "SELLING SECURITY HOLDERS", and "EFFECT OF MARKET PRICE ON SHARES ISSUED FROM PREFERRED STOCK CONVERSIONS"). If the Company's Common Stock price decreases, the number of shares of Common Stock that would be required to be issued upon conversion of the shares of Preferred Stock would increase. The number of Conversion Shares covered by this Prospectus was determined in order to provide adequate reserve to cover any realistic increase in the number of shares required.

Offering Price

     All shares of Common Stock offered hereby were originally issued or are issuable under the terms of their individual offerings. This Prospectus relates only to the resale of those shares of Common Stock, and the offering price will be determined on an individual basis by the Selling Security Holders. See "DETERMINATION OF OFFERING PRICE" and "PLAN OF DISTRIBUTION."

Shares of Common Stock Outstanding

     As of April 30, 1999, there were 7,831,105 outstanding shares of Common Stock. The outstanding shares includes the 176,000 shares of Common Stock issued in the February Placement, 300,000 shares of Common Stock issued in the July Placement and 200,000 shares of Common Stock issued upon the exercise of warrants issued in the July

Placement. This registration will result in up to 2,455,364 additional shares of the Company's Common Stock being introduced to the market as detailed below:

June Placement shares to be registered                   1,500,000
1995 employee stock option plan                            500,000
1996 employee stock option plan                            300,000
1997 employee stock option plan                            500,000
Warrants exercisable pursuant to February Placement        300,000
Less: options/warrants converted as of April 30, 1999     (644,636)
                                                         ---------
      Total                                              2,455,364

If all options, warrants and other instruments are exercised as detailed in this Prospectus, there will be 10,286,469 shares of Common Stock outstanding. See "SELLING SECURITY HOLDERS" and "DESCRIPTION OF SECURITIES."

     In addition to the above, there are securities, options and warrants outstanding that are not subject to this registration statement that would result in an additional 2,822,344 shares of the Company's Common Stock being brought to the market as detailed below:

Additional employee options                              911,000
Concordia Partners L.P. new preferred stock warrants      11,344
Lyons Capital private placement dated 11/6/98            300,000
Series "B" preferred stock private placement
 Dated 5/18/99                                         1,600,000
                                                       ---------
     Total                                             2,822,344

In total, if all the securities, options, warrants and employee stock options, including those not subject to the registration statement of which this Prospectus forms a part, were to be exercised, it would result in 13,108,813 shares outstanding. See "DESCRIPTION OF SECURITIES."

Use of Proceeds

     The Company will not receive any proceeds from the resale by the Selling Security Holders of the Common Stock being offered hereby.

Risk Factors

     Investment in the Company involves certain general business risks and risks specifically inherent in the medical industry and to the Company. As detailed elsewhere, this is a company subject to federal and state regulation. Conversion of preferred stock and exercise of related warrants may obligate the Company to issue more shares than the number to be registered. In theory, there is no limit to the number that would be required, should the share price fall substantially below historical levels; this may have a negative effect on the market price of the shares of Common Stock. This Prospectus relates to the resale of up to 3,576,000 shares of Common Stock of the Company. Past investors received the protection of regulations regarding restricted securities and the inability of the holder to freely trade those securities. These shares of Common Stock now will be freely tradable, which may cause a negative impact on the market for the Common Stock See "RISK FACTORS."

                        SUMMARY FINANCIAL INFORMATION

     The following tables set forth the summary financial information and other equity information of the Company. The summary financial information in the tables is derived from the financial statements of the Company and should be read in conjunction with the financial statements, related notes and other financial information included herein. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCIAL STATEMENTS."

Statement of Operations Data

                                                      Year           Year        Year
                                                     Ended          Ended        Ended
                                                   12/31/98       12/31/97      12/31/96
                                                  ----------     ----------    ---------
Revenues                                        $   786,586     $    91,802    $         0

General and Administrative Expenses               4,689,400       1,515,459        452,037
                                                -----------     -----------    -----------
Operating Loss                                   (3,902,814)     (1,423,657)      (452,037)

Other Income (Expense)
  Interest Income                                   162,109         119,146          2,801
  Loss From Discontinued Operations                       0          (4,489)             0
  Gain on Sale of Subsidiary                              0          15,770              0
                                                -----------     -----------    -----------
Total Other Income (Expense)                        162,109         130,427          2,801

                                                -----------     -----------    -----------
Net Loss                                         (3,740,705)     (1,293,230)      (449,236)

Less: Preferred Deemed Dividends                    (29,248)       (247,712)             0

                                                -----------     -----------    -----------
New Loss Available to Common Stockholders       ($3,769,953)    ($1,540,942)     ($449,236)

Earnings Per Common Share & Common
  Share Equivalents                                  ($0.52)         ($0.21)        ($0.08)

Weighted Number of Common Shares
Outstanding                                       7,302,387       7,270,185      5,884,019

Balance Sheet Data:

                       ASSETS                          1998          1997
                                                       ----          ----
Current Assets
--------------
Cash                                                 $2,826,086    $3,440,791
Accounts Receivable, net of Allowance for Doubtful
Accounts of $45,165 and $0                              271,240       67,530
Prepaid Expenses                                              0       43,569
                                                     ----------    ---------
Total Current Assets                                  3,097,326    3,551,890

Property and Equipment, Net (Note 3)                    283,630       33,526

Intangible Assets-the MedCare Program, net of
  Accumulated Amortization of $68 and $0                    932        1,000

                                                     ----------   ----------
Total Assets                                         $3,381,888   $3,586,416
                                                     ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
--------------------
Accounts Payable and Other Accrued Liabilities         $469,743      $15,796
Notes Payable - Related Parties                               0        1,000
                                                     ----------    ---------
Total Current Liabilities                               469,743       16,796

Stockholders' Equity
---------------------
Preferred Stock $.25 Par Value, Authorized
  1,000,000; Issued and outstanding,
  50 and 165 Convertible Series A
  at December 31, 1998 and 1997                              12           41

Common Stock - $0.001 Par Value Authorized
  100,000,000; Issued and Outstanding,
  7,825,105 and 6,992,185 Shares
  at December 31, 1998 and 1997                           7,825        6,992

Additional Paid in Capital                            9,396,179    6,284,505

Retained Earnings                                    (6,491,871)  (2,721,918)

                                                     ----------   ----------
Total Stockholders' Equity                            2,912,145    3,569,620

                                                     ----------   ----------
Total Liabilities and Equity                         $3,381,888   $3,586,416
                                                     ==========   ==========

                                  RISK FACTORS

     The securities being offered hereby are speculative and involve a high degree of risk of loss of part or all of the investment. Exercise of the options, warrants and other conversions of the Securities could result in variations in the market price for the Common Stock of the Company. This variation in the market price of the Common Stock may have negative effects on all holders of Common Stock. Resale of the Common Stock offered hereby may cause market volatility that the Company cannot predict.

No Market Studies

     In formulating its business plan, the Company has relied on the judgment of its officers, directors and consultants. No formal independent market studies concerning the demand for the Company's proposed services have been conducted, nor are any planned. The effect of the resale of the Common Stock offered hereby has not been analyzed for its effect on the operations of the Company, the ability of the Company to obtain funds or financing or the variations in share price due to additional shares being available for resale.

Lack of Operating History

     Although the Company was organized in 1986, it did not become active until 1995 and has been continually developing its MedCare Program since that time. Since the Company has not proven the essential elements of profitable operations, investors bear the risk of complete loss of their investment in the event the Company's business plan is unsuccessful. In addition, the business model for Medcareonline.com is evolving and relies substantially upon the sale of products and advertising on the internet, which is a developing industry. The Company has only limited experience in managing the clinics and internet business and is expanding its operations, which may or may not provide profits to the Company. The Company had no revenues in 1995 or 1996 and $91,802 in 1997. In 1998, the Company had revenues of $786,586. The Company has also not been profitable, having an accumulated loss of $2,721,918 in 1997, which increased to an accumulated loss of $6,491,871 in 1998. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCIAL STATEMENTS."

     The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. The Company may not be able to succeed in addressing such risks.

Resale of Securities May Negatively Affect Funding Attempts

     The resale of the Common Stock offered hereby may cause difficulty in the Company obtaining funding, which may impede the operations in a negative way. In addition, there are securities, options and warrants outstanding that are not offered pursuant to this Prospectus. See "SHARES OF COMMON STOCK OUTSTANDING" for a summary of all stock outstanding. In total, if all the securities, options, warrants and employee stock options, including those not subject to this Prospectus were to be exercised, it would result in 13,108,813 shares outstanding. This will have the effect of causing a dilution of the price of the Common Stock. The shares being offered may cause the Company to receive funds as a result of the exercise of the options and warrants at a price less than the current market price of the Common Stock. This will result in downward pressure on the price of the Common Stock. If the price of the Common Stock is reduced, some potential financiers will either wait to see what effect the shares will have on the market or offer funding at rates unacceptable to the Company. See "DESCRIPTION OF SECURITIES--SHARES ELIGIBLE FOR FUTURE SALE."

Continued Control by Existing Management

     The Company's management currently owns a substantial stake in the Company's outstanding Common Stock. Many of the shares of Common Stock will be issued as a result of the exercise of the Options, Warrants and other instruments and will provide that management will obtain additional shares of the Common Stock of the Company. Accordingly, new shareholders will lack an effective vote with respect to the election of directors and other corporate matters. See "PRINCIPAL SHAREHOLDERS."

Dividends

     The Company's Board of Directors presently intends to cause the Company to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of the Company. Therefore, there can be no assurance that any holder of Common Stock will receive any cash, stock or other dividends on his shares of Common Stock. Future dividends on Common Stock, if any, will depend on future earnings, financing requirements and other factors. Since the time of inception the Company has paid no dividends to shareholders.

Dependence on Executive Officers

     The Company is highly dependent on the services of its officers. Attracting and retaining qualified personnel is critical to the Company's business plan. No assurances can be given that the Company will be able to retain or attract such qualified personnel or agents, or to implement its business plan successfully. Should the Company be unable to attract and retain the qualified personnel necessary, the ability of the Company to implement its business plan successfully would be limited.

Dilution to Shareholders

     The securities currently held by investors will be subject to dilution in market value as more securities are available for trading. As detailed elsewhere in this Prospectus (see "DILUTION"), if all of the securities, options, warrants and employee stock options, including those not subject to this Prospectus, were to be exercised, it would result in 13,108,813 shares of Common Stock outstanding, as opposed to a total of 7,831,105 shares of Common Stock outstanding as of April 30, 1999. Even though not all of these shares will be free trading, all of them may cause the market price of the shares of Common Stock of the Company to decrease.

Nasdaq Eligibility and Maintenance

     Under the current rules for initial Nasdaq SmallCap Market listing, a company must have at least $4,000,000 in total assets, at least $2,000,000 in stockholders' equity, and a minimum bid price of $3.00 per share. For continued listing, a company must maintain at least $2,000,000 in total assets, at least $1,000,000 in stockholders' equity and a minimum bid price of $1.00 per share. The Company's Nasdaq SmallCap Market application was accepted on July 15, 1998 and the Company's Common Stock became listed on that market on July 20, 1998. If the Company should experience losses from operations, it may be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from Nasdaq Small Cap Market trading. Trading in the Company's Common Stock would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the listing requirements or in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock.

Risk of Low Priced Stocks

     If the Company's Common Stock were delisted from the Nasdaq SmallCap
Market and no other exclusion from the definition of a "penny stock" under applicable Commission regulations were available, the Common Stock would be subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase and must have received the purchaser's written consent to the transaction prior to sale.

Adverse Effect of Shares Eligible for Future Sale

     Substantially all of the outstanding shares of Common Stock of the Company are freely tradable, without restriction or registration under the Securities Act (other than the sale volume restrictions of Rule 144 applicable to shares held beneficially by persons who may be deemed to be affiliates of the Company). The Company's directors, officers and family members of the officers and directors are under no lockup letters or other form of restriction on the sale of their securities. As a result of this offering an additional 2,455,364 shares will be available for sale by the affiliates and other persons. This is an estimate of the probable number of shares to be resold. Any sale of these securities could have a detrimental effect on existing shareholders. See "DESCRIPTION OF SECURITIES--SHARES ELIGIBLE FOR FUTURE SALE."

Protection of Proprietary Treatment Program

     The Company's ability to compete and expand effectively will depend, in part, on its ability to develop and maintain certain proprietary aspects of its treatment program for bladder and bowel incontinence and its business and marketing models and strategies. The Company relies on an unpatented proprietary treatment protocol and there can be no assurances that others may not independently develop the same or similar program or otherwise obtain access to the Company's unpatented proprietary protocols. There can be no assurance that any confidentiality agreements between the Company and its employees will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information. While certain proprietary aspects of the Company's clinical and business protocols remain an important part of the business, the Company believes its long term success as a business will depend primarily upon its high quality clinical outcomes and service, continued business development and marketing skills. See "DESCRIPTION OF BUSINESS--INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS."

Reimbursement and Related Matters

     In both the United States and elsewhere, sales of health care products and services are dependent, in part, on the availability of reimbursement from third parties, such as government and private insurance plans. In the United States and in certain foreign countries, third-party reimbursement is currently generally available for certain procedures, such as surgery and biofeedback training by EMG application, and generally unavailable for patient management products such as diapers, pads, and urethral plugs. While the Company's treatment program is currently covered by many third party payers, there can be no assurances that such coverage will remain in effect in the future.

Regulation by Federal and State Government

     The business of the Company is heavily regulated at a federal and state level. Legislation relating to the manner in which patients receive treatment is being enacted on a continuous basis. This legislation may have a negative effect on the way the Company does business in ways that cannot be predicted by the Company. This poses a serious risk to the viability of the programs of the Company and whether or not the Company can do business in the future. Should legislation be enacted negative to the programs of the Company it could cause the business of the Company to terminate. See "DESCRIPTION OF BUSINESS-GOVERNMENT REGULATION ISSUES CONCERNING THE PROGRAM MANAGEMENT AGREEMENT."

Potential Fluctuations in Quarterly Results

     The Company's operating results have varied on a quarterly basis during its limited operating history, and the Company expects to experience significant fluctuation in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside of the Company's control. The Company believes that period to period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indication of future performance. Also, it is likely that in some future quarter or quarters, the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Company's Common Stock would be materially and adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCIAL STATEMENTS."

Medcareonline.com

     Medcareonline.com will operate in a new and rapidly evolving market. Medcareonline.com's business may be adversely affected if usage of the internet or other online services does not continue to grow. The internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. Therefore, the internet is an unproven medium for advertising-supported services. Accordingly, Medcareonline.com's future operating results will depend substantially upon the increased use of the internet for information, publication, distribution and commerce and the emergence of the internet as an effective advertising medium. Medcareonline.com's ability to generate significant advertising revenues will also depend on, among other things, the development of a large base of users of Medcareonline.com's services possessing demographic characteristics attractive to advertisers, the ability of Medcareonline.com to accurately measure its user base and the ability of Medcareonline.com to develop or acquire effective advertising delivery and measurement systems. Many of Medcareonline.com's potential advertisers have only limited experience with the internet as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to internet based advertising, and may not find advertising to be effective for promoting their products and services relative to traditional print and broadcast media. The adoption of internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business and exchanging information. Entities that already have invested substantial resources in other methods of conducting business may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. The market for internet advertising may not continue to emerge or become sustainable. If the market fails to develop or develops more slowly than expected, Medcareonline.com's business may be materially and adversely affected. No standards have been widely accepted for the measurement of the effectiveness of internet based advertising and there can be no assurance that such standards will develop sufficiently to support the internet as an effective advertising medium. In addition, there is intense competition in the sale of advertising on the internet, resulting in a wide range of rates quoted and a variety of pricing models. This makes it difficult to project future levels of revenues and rates. As a result of these risks, Medcareonline.com may not succeed in generating significant future advertising revenues from internet based advertising. The failure to do so may have a material adverse affect on the Company's business.

     In addition, Medcareonline.com will be dependent on its ability to generate a high volume of traffic to its website. Accordingly, the performance of the website is critical to MedCare's reputation, its ability to attract advertisers, and to achieve market acceptance of Medcareonline.com. Any system failure that causes interruptions in the availability or that increases response time of Medcareonline.com's services could reduce user satisfaction and traffic to the website, and if sustained or repeated, would reduce the attractiveness of Medcareonline.com to advertisers and consumers. See "DESCRIPTION OF BUSINESS--MEDCAREONLINE.COM."

   EFFECT OF MARKET PRICE ON SHARES ISSUED FROM PREFERRED STOCK CONVERSIONS

     Under the conversion formula, a varying number of shares of Common Stock could be issued upon conversion of the Preferred Stock, depending upon the price of the Common Stock at the time of the conversion. As of April 30, 1999, there were 50 shares of Preferred Stock outstanding that are subject to this conversion formula. The formula ([(.08)(N/365)(10,000)+10,000] / Conversion Price, where N is the number of days from the closing date, July 8, 1997) provides that the number of shares of Common Stock issuable for one share of Preferred Stock varies and is dependent upon the Conversion Price (as defined). The formula for the Conversion Price provides it will be the lesser of $7.346, which is 115 percent of the average closing bid price for the five trading days ending June 6, 1997, or 80 to 90% of the average bid price for the five trading days preceding the conversion. See "SELLING SECURITY HOLDERS" and "DESCRIPTION OF SECURITIES--PREFERRED STOCK."

     The following table indicates various amounts of Common Stock that would be issued assuming 80 to 90% of the average bid price for the five days preceding the conversion. The first column is a listing of the possible share price of the Common Stock. In the second column, X% is to indicate the percentage, highest and lowest, that could be applied to the conversion price as indicated in the equation. The number of shares of Common Stock resulting from the application of the formula ((.08) (N/365) (10,000) + 10,000)/Conversion Price) is detailed in the third column. The fourth column assumes all warrants and options are exercised and 50 shares of Preferred Stock are converted, resulting in a calculation based upon the following formula: [third column x 50].

 Avg Bid                        No of Shares         Total Common
  Price               X%             of           Assume all exercised
                                   Common
----------         -------        --------        --------------------
        1            80            13,500              675,000
        1            90            12,000              600,000
        3            80             4,500              225,000
        3            90             4,000              200,000
     3.75            80             3,600              180,000
     3.75            90             3,200              160,000
        5            80             2,700              135,000
        5            90             2,400              120,000
        6            80             2,317              115,850
        6            90             2,060              103,000
        7            80             1,929               96,450
        7            90             1,714               85,700

     As of April 30, 1999, 190 shares of Preferred Stock had been issued and, of that number, 140 shares had been converted into Common Stock. The 140 shares were converted into common stock using the above formula at the time of their conversion and resulted in the issuance of 272,646 shares of Common Stock. The remaining 50 shares of Preferred Stock outstanding are owned by Concordia Partners. See "SELLING SECURITY HOLDERS."

     The Common Stock of the Company has a price range as indicated below under "Price Range of Common Stock." The price has not been below $3.75 since 1995. The risk is that, if the share price is below $7.346, additional shares may be required under the terms of the conversion, as indicated in the table. In theory, there is no limit to the number of shares that would have to be issued should the price fall substantially below historical levels; moreover, if the selling security holders sell their shares at below-market price, this may result in a decline in the market price of the Company's Common Stock. Management believes, however, that the registration of 1,500,000 shares provides enough overallotment shares in the event of falling share price. As indicated in the table, the share price would have to go below $1.00 before the number of shares registered would have to be increased beyond that number. The lowest price of the Common Stock during the most recent quarter (Q1 1999) was $5.25. Should the price decline, management has the ability to redeem these shares, and it is anticipated that management would exercise that right should the share price fall so precipitously. See "SELLING SECURITY HOLDERS" and "DESCRIPTION OF SECURITIES--PREFERRED STOCK.."

Price Range of Common Stock

     The following table sets forth for the periods indicated the high and low closing prices for the Common Stock of the Company in transactions on the OTC Bulletin Board and Nasdaq SmallCap Market.

                                     High              Low
                                    ------            ------
      First Quarter 1996            $4.785            $4.25
      Second Quarter 1996           $5.625            $4.75
      Third Quarter 1996            $5.625            $4.75
      Fourth Quarter 1996           $5.125            $4.375

      First Quarter 1997            $8.25             $6.75
      Second Quarter 1997           $8.0625           $6.25
      Third Quarter 1997            $9.25             $6.875
      Fourth Quarter 1997           $8.125            $7.625

      First Quarter 1998            $9.375            $7.375
      Second Quarter 1998           $11.25            $9.00
      Third Quarter 1998            $9.31             $6.00
      Fourth Quarter 1998           $7.4375           $4.875

      First Quarter 1999            $8.25             $5.25

                                 CAPITALIZATION

                                                     December 31,   December 31,
                                                        1998           1997
                                                        ----           ----
Current Liabilities
-------------------
Accounts Payable and Other Accrued Liabilities         $469,743         $15,796
Notes Payable - Related Parties                               0           1,000
                                                     ----------       ---------
Total Current Liabilities                               469,743          16,796

Stockholders' Equity
--------------------

Preferred Stock $.25 Par Value, Authorized
  1,000,000; Issued and outstanding, 50 and
  165 Convertible Series A
  at December 31, 1998 and 1997                              12              41

Common Stock - $0.001 Par Value Authorized
  100,000,000; Issued and Outstanding,
  7,825,105 and 6,992,185 Shares at
  December 31, 1998 and 1997                              7,825           6,992

Additional Paid in Capital                            9,396,179       6,284,505

Retained Earnings                                    (6,491,871)     (2,721,918)

                                                     ----------      ----------
Total Stockholders' Equity                            2,912,145       3,569,620

                                                     ----------      ----------
Total Liabilities and Equity                         $3,381,888      $3,586,416
                                                     ==========      ==========

                               USE OF PROCEEDS

     This Prospectus relates to the resale of issued shares of Common Stock only. The Company will not receive any proceeds from the sale of the Selling Security Holders' Common Stock. The uses of proceeds obtained from the offerings of the securities to which these shares of Common Stock relate are disclosed in "DESCRIPTION OF BUSINESS." The Company will receive proceeds from the exercise of warrants and stock options as discussed elsewhere in this Prospectus. The use of those proceeds has been detailed in each of their offering memoranda.

                       DETERMINATION OF OFFERING PRICE

     Because this Prospectus relates to resale of issued shares of Common Stock only, there was no determination of offering price. The manner in which the offering prices for the offerings, warrants and options to which these shares of Common Stock relate have been previously disclosed under the terms of each of the offerings, warrants and options.

                                    DILUTION

     This Prospectus relates to the resale of certain shares of Common Stock.
As of April 30, 1999, there were 7,831,105 outstanding shares of Common Stock. If all options, warrants and other instruments are exercised as detailed in this Prospectus, there will be 10,286,469 shares of Common Stock outstanding. In addition, there are securities, options and warrants outstanding that are not covered by this Prospectus that would result in an additional 2,822,344 shares of the Company's Common Stock being brought to the market. In total, if all the securities, options, warrants and employee stock options, including those not covered by this Prospectus, were to be exercised, it would result in 13,108,813 shares of Common Stock outstanding. See "SHARES OF COMMON STOCK OUTSTANDING" for the detail regarding the outstanding stock, warrants and options. The introduction of additional shares to the market could have a detrimental effect on the price of the shares.

                            SELLING SECURITY HOLDERS

The June Placement

     In connection with the June Placement, 165 shares of Preferred Stock were sold, and, as detailed below, an additional 25 shares were sold in 1998 pursuant to Preferred Warrants issued in connection with the June Placement. The formula for the conversion of Preferred Stock provides a method for determining the number of shares of Common Stock to be issued upon conversion of shares of Preferred Stock. The formula is (.08), multiplied by the number of days since the closing, divided by 365, multiplied by 10,000, plus 10,000 divided by the conversion price equals the number of shares of common stock provided for each preferred share purchased. The conversion price is the lower of $7.346 or a price based on the number of months between the last closing and the date of conversion multiplied by the closing bid price of the Company's Common Stock for five days preceding the conversion, reduced 10% to 20%, depending on the number of months between the last closing and the date of conversion. The 12 month range for the closing bid price of the Common Stock from January 6, 1998 to December 31, 1998 was $4.875 to $9.375. For most of this period, the price was in excess of the minimum price of $7.346, therefore the minimum price is used in the calculations. Of the total of 165 shares of Preferred Stock sold in the June 1997 offering, 140 shares (as of April 30, 1999) have been converted into Common Stock using the above formula, resulting in the issuance of 272,646 shares of Common Stock.

     In addition to the issuance of the shares of Preferred Stock described above, in connection with the June Placement, the Company issued nine, twelve and fifteen month warrants that could be exercised for an additional 224,610 shares of Common Stock at a fixed price of $7.346 per share. Of the original 224,610 warrants issued, 36,755 were forfeited upon the early conversion of Preferred Stock, and all of the other warrants have not been exercised and remain outstanding. In addition, pursuant to a Placement Agent Agreement between the Company and Swartz Investments, LLC, a Georgia limited liability company, as placement agent (the "Placement Agent"), the Company issued to the Placement Agent and certain of its affiliates Placement Warrants to purchase 33,692 shares of Common Stock. As of April 30, 1999, all but 6,500 had been exercised. The Placement Warrants were exercised using a cashless exercise option and resulted in the issuance of 8,990 shares of Common Stock. In addition to the Placement Warrants issued in connection with the June Placement, in November 1998 the Placement Agent and its affiliates received an additional 2,552 warrants to purchase Common Stock at an exercise price of $7.346 per share, which warrants were issued in connection with the purchase by Concordia Partners of an additional 25 shares of Preferred Stock, as described below. None of the additional 2,552 warrants has been exercised, and all such warrants expire on December 11, 2003.

     Finally, the investors in the June Placement received preferred stock warrants (the "Preferred Warrants") that allowed the investors in the Preferred Stock to purchase the same number of shares of Preferred Stock (that is 165 shares) one year after the original transaction. If the Preferred Warrants were exercised, the investors would receive all of the same conversion warrants and rights that were associated with the original issuance. Essentially, the Preferred Warrants gave the investors the option of forcing the Company to complete the same deal one year after the original deal. There are currently no Preferred Warrants outstanding as they were all exercised in July 1998 (as described below).

     The Registration Rights Agreement entered into by the Company at the time of the private placement provides that 1,500,000 shares of Common Stock are to be registered for resale. This amount is in excess of the 546,607 calculated above, but is required as part of the Registration Rights Agreement and to provide excess shares in the event of change in the underlying assumptions due to revisions to the warrant agreements (even though no such revisions are planned or expected by the Company), or in the event of changes in the share price. In addition, the additional shares are for overage allowance in the event the share price drops below $7.346 on the date of conversion of the Preferred Stock.

     In July 1998, the investors exercised their Preferred Warrants described above and were issued another 165 shares of Preferred Stock ("New Preferred Stock") in exchange for $1,650,000. The Company, however, did not have the registration statement effective as of that date so an escrow agreement was entered into between the Company and the investors. The escrow agreement placed the $1,650,000 as well as the New Preferred Stock into escrow pending the effectiveness of the registration statement. The escrow agreement required the registration statement to be effective by November 20,1998. Additionally, Queensway Financial Holdings Limited was given $180,000 by the Company under the terms of its original Agreement with the Company, due to the late filing of the registration statement. Since the Registration Statement did not become effective as of November 20, 1998, Queensway, Lakeshore, and Matthew Fund withdrew their proceeds ($1,400,000) and forfeited their New Preferred Stock (140 shares) and related warrants. Concordia Partners is the only investor of the original four investors who agreed to release its investment ($250,000) to the Company. Concordia Partners received 25 shares of New Preferred Stock and 11,344 warrants exercisable three months after their issuance date at an exercise price of $7.346 per share. The 11,344 warrants (and the Common Stock underlying such warrants) are unregistered and are not included in this offering.

     The following table is a summary of the activity described in the preceding paragraphs:

                                           Preferred    Placement              Total
                                           Shareholder   Agent       Common     Common
                                Preferred  Conversion   Conversion   Stock      Stock
                                 Stock     Warrants     Warrants     Issued    Equivalent
                                ---------  ---------    ---------   ---------  ---------
Securities Issued                   190      224,610       36,244         N/A

Preferred Stock Converted
  into Common Stock                (140)                              272,646

Conversion Warrants
  Forfeited Due to Early
  Conversion by Preferred
  Shareholders                               (36,755)                     N/A

Placement Agent Exercise
  of Placement Agent
  Warrants                                                (27,192)      8,990
                              ---------    ---------    ---------   ---------

Securities Outstanding               50      187,855        9,052     281,636
                              =========    =========    =========   =========

Common Stock Equivalent(1)       68,064      187,855        9,052     281,636   546,607
                              =========    =========    =========   =========   =======

(1) The Preferred Stock is convertible into Common Stock based on the formula described in the paragraphs above. For purposes of this table, it assumed that the market price at the date of conversion is equal to $7.346. The Conversion Warrants and Placement Warrants are exercisable at a fixed price of $7.346.

     The following table lists the purchasers of the Preferred Stock and an estimate of the Common Stock offered for resale:

                                                      Common
                                                      Shares
                                Common                Offered     Common
                 Preferred      Shares      Common   Hereby and    Shares  Percentage
                  Shares      Owned Prior   Shares    Issuable     Owned     Owned
                Owned Prior   to Offering   Offered   Based on     After     After
Name            to Offering     (1)(2)       Hereby  a Formula(3)  Offering  Offering
----            -----------     ------       ------  ------------  --------  --------
Lakeshore
International             0       91,060     91,060          0       0         0

Queensway
Financial
Holdings
Limited                   0      299,524    299,524          0       0         0

Concordia
Partners L.P.            50      102,096    102,096     68,064       0         0

The Matthew
Fund N.V.                 0       35,885     35,885          0       0         0

Placement
Agent
Shares(4)                 0       18,042     18,042          0       0         0
                ---------------------------------------------------------------------
Totals                   50      546,607    546,607     68,064       0         0

(1) These totals reflect the issuances of Common Stock which have already occurred upon the conversion of the Preferred Stock and exercise of the Conversion Warrants. The shares of Preferred Stock were issued based upon the formula described in the preceding paragraphs and resulted in the issuance of 272,646 shares of Common Stock. The Conversion Warrants and Placement Warrants are exercisable at a fixed price of $7.346 per share. As of April 30, 1999 none of the Conversion Warrants had been exercised, 36,755 Conversion Warrants had been forfeited and the rest of the Conversion Warrants remained outstanding and exercisable.
(2) The percentage of shares owned by each such holder prior to this offering is equal to less than one percent of the shares outstanding prior to this offering.
(3) This total reflects the Common Stock issuable upon conversion of the outstanding shares of Preferred Stock, assuming a Conversion Price of $7.346 per share, and rounded to the nearest share.
(4) See table below for details regarding the issuance of shares to the placement agent and its affiliates.

     Pursuant to the Placement Agent Agreement, the Placement Agent agreed to find subscribers for the Company's Preferred Stock offering in exchange for a placement fee of 5-1/2% of the aggregate gross subscription proceeds of the offering, a non-accountable expense allowance of 2% of the aggregate gross subscription proceeds, and, if a subscriber exercised a Preferred Warrant, a fee consisting of 7-1/2% of the aggregate exercise price, as defined in the Preferred Warrant. The Placement Agent Agreement also grants to the Placement Agent three sets of warrants: (i) warrants to purchase Common Stock equal to 7-1/2% times the aggregate gross subscription proceeds divided by the Fixed Conversion Price (as defined in the Certificate of Designation), (ii) warrants to purchase stock equal to 7-1/2% of the number of Conversion Warrants placed in the offering (as defined in the Subscription Agreement) and (iii) upon the exercise of a Preferred Warrant by a stockholder, warrants to purchase stock equal to 7-1/2% of the gross proceeds received by the Company upon the exercise of the Preferred Warrant divided by the Exercise Price (as defined in the Preferred Warrant). All three of these warrants are for a period of five years at a fixed conversion price of $7.346 per share. The Placement Agent Agreement also contains cashless exercise and reset provisions. The Common Stock underlying these warrants is included in the offering hereunder.

     The following table details indicate the number of shares of Common Stock that have been issued to the Placement Agent and its affiliate upon exercise of the Placement Warrants outlined above:

                           Shares Owned         Shares       Shares          Percentage       Exercise
                           Prior to             Offered      Owned After     Owned After      Price of
Name                       Registration(1)      Hereby       Registration    Registration     Warrants     Expiration
Swartz Family
Partnership LP ........    4,205                4,205        0               0                $7.346      June 20, 2002
Kendrick Family
Partnership LP ........    4,205                4,205        0               0                $7.346      June 20, 2002
Carlton M
Johnson, Jr ...........    711                  711          0               0                $7.346      June 20, 2002
Davis C. Holden .......    407                  407          0               0                $7.346      June 20, 2002
Dwight B. Bronnum 806 .    806                  806          0               0                $7.346      June 20, 2002
Glenn R. Archer .......    2,151                2,151        0               0                $7.346      June 20, 2002
Michael E. Stough 3,227    3,227                3,227        0               0                $7.346      June 20, 2002
P. Bradford
Hathorn ...............    710                  710          0               0                $7.346      June 20, 2002
Robert L. Hopkins 807 .    807                  870          0               0                $7.346      June 20, 2002
Glenn A. Adams 813 ....    813                  813          0               0                $7.346      June 20, 2002
                           ------               ------      ---             ---

Placement Agent
and affiliates Total ..    18,042               18,042       0               0

(1) Of the original 33,692 Placement Warrants, 27,192 have been exercised using the cashless exercise option, resulting in the issuance of 8,990 shares of Common Stock and 6,500 warrants remained unexercised as of April 30, 1999. In addition, 2,552 warrants were issued to the Placement Agent and its affiliates in connection with the issuance of the 25 shares of New Preferred Stock to Concordia Partners. None of these additional warrants has been exercised , and all such warrants expire on December 11, 2003.

The Option Plans

     This Prospectus also relates to the offering of shares of Common Stock issued or issuable upon exercise of options granted or to be granted under the Options Plans. The following table indicates the shares of Common Stock being offered pursuant to the exercise of such options granted pursuant to the Option
Plans:

                         Shares Held       Shares       Shares Held     Percentage
                         Prior to          Offered      After           Held After
Name                     Offering          Hereby       Offering        Offering(1)
----                     -----------       -------      ------------    -----------
Michael M. Blue(2)       119,000           115,000      4,000            *
Valerie Boeldt-
 Umbright                155,000           155,000      -0-              0
Jeff Aronin(3)           251,000           250,000      1,000            *
Bhupinder Mann           100,000           100,000      -0-              0
Ranjit Bhogal            310,000           310,000      -0-              0
Herdev S. Rayat          100,000           100,000      -0-              0
Frank Mueller            10,000            10,000       -0-              0
Sarbjit Thouli           10,000            10,000       -0-              0
Grant Mackney            10,000            10,000       -0-              0
Todd Weaver              10,000            10,000       -0-              0
Dave Gamache             10,000            10,000       -0-              0
Terry Johnson            200,000           200,000      -0-              0

*    Less than one percent.
(1)  Based upon 7,831,105 outstanding shares of Common Stock as of April 30,
     1999.
(2)  Dr. Blue is a director of the Company.
(3)  Mr. Aronin is President, CEO and a director of the Company.

February Placement and July Placement

     In addition to the above, this Prospectus relates to the resale of 176,000 shares of Common Stock issued pursuant to the February Placement, 300,000 shares of Common Stock issued pursuant to the July Placement and 300,000 shares of Common Stock issued or issuable upon exercise of warrants issued pursuant to the July Placement. The exercise price of the July Warrants is a fixed $6.00 per share, and 200,000 were exercised in March 1998, leaving 100,000 July Warrants outstanding as of April 30, 1999.

     The shares of Common Stock issued and issuable in connection with the February Placement and the July Placement are held by the following entities:

                                                                           Amount and
                    Shares Held          Shares            Shares Held     Percentage
                    Prior to             Offered           After           Held After
Name                Offering             Hereby            Offering        Offering
----                -----------          -------           ------------    -----------
Greystone
 Management Ltd.    176,000              176,000              -0-            0
Matrix Capital
 Corporation        600,000(2)           600,000              -0-            0

(1) The 600,000 shares listed for Matrix Capital Corporation consists of 300,000 shares of Common Stock initially issued in the July Placement, 200,000 shares issued upon exercise of certain of the July Warrants, and 100,000 shares issuable upon exercise of the remaining July Warrants. The exercise price of the July Warrants is fixed at $6.00.

                              PLAN OF DISTRIBUTION

     The Selling Security Holders are not restricted as to the prices at which they may sell their shares, and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may also have a depressive effect on the market price of the Company's Common Stock. However, it is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or a private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices and customary brokerage commissions at the time of the sales, or by a combination of such methods. The period for sale of such shares by the Selling Security Holders may occur over an extended period of time.

     There are no contractual arrangements between or among any of the Selling Security Holders and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Security Holders. There are no current or future plans, proposals, agreements, arrangements or understandings of the Selling Security Holders with respect to resale transactions, other than those presently disclosed. Application has been made to the Company to remove the restrictions on the cashless exercised shares of Common Stock held by the Placement Agent and its affiliates in reliance on Rule 144.

     1995 Stock Option Plan. The 1995 Stock Option Plan has 500,000 shares reserved for issuance at $3.00 per share until December 31, 2001 and have no vesting period. The options have been authorized by the Company to be issued to employees of the Company at the discretion of the board of directors. The following table summarizes the options that have been granted and the current number that have been exercised. Note that this table reflects a transfer of options from

Harmel S. Rayat to Terry Johnston and Ranjit Bhogal, pursuant to the resolution of the Board of Directors dated September 18, 1998.

Name of Optionee        Total Reserved       NumberExercised     Year Exercised
----------------        --------------       ---------------     --------------
Bhupinder Mann          100,000              13,000              1996
                                             17,000              1997
                                             11,000              1998
                                             2,000               1999
Ranjit Bhogal           150,000              11,000              1996
                                             17,000              1997
                                             13,000              1998
                                             2,000               1999
Herdev S. Rayat         100,000              13,000              1996
                                             18,500              1997
                                             7,000               1998
Frank Mueller           10,000               None                N/A
Sarbjit Thouli          10,000               1,500               1997
Grant Mackney           10,000               None                N/A
Todd Weaver             10,000               None                N/A
Dave Gamache            10,000               None                N/A
Terry Johnson           100,000              2,000               1999

     1996 Stock Option Plan. The 1996 Stock Option Plan has 300,000 shares reserved for issuance at $4.50 per share until June 20, 2001 and have no vesting period. The options have been authorized by the Company to be issued to employees of the Company at the discretion of the board of directors. The following table summarizes the options that have been granted and the current number that have been exercised. Note that this table reflects a transfer of all 1996 options from Harmel S. Rayat to Ranjit Bhogal, pursuant to the resolution of the Board of Directors dated September 18, 1998.

Name of Optionee          Total Reserved     NumberExercised     Year Exercised
----------------          --------------     ---------------     --------------
Valerie Boeldt-Umbright   40,000             None                N/A
Terry Johnson             60,000             3,000               1996
                                             17,000              1997
                                             6,000               1998
Ranjit Bhogal             160,000            None                N/A
Michael M. Blue           40,000             None                N/A

     1997 Stock Option Plan. The 1997 Stock Option Plan has 500,000 shares reserved for issuance. 200,000 options are exercisable at $4.50 per share until November 18, 2001 and 300,000 options are exercisable at $6.50 per share until July 1, 2005. The options have been authorized by the Company to be issued to employees of the Company at the discretion of the board of directors. The following table summarizes the options that have been granted and the current number that have been exercised:

Name of Optionee          Total Reserved   Exercise Price    NumberExercised     Year Exercised
----------------          --------------   ---------------   --------------      --------------
Valerie Boeldt-Umbright   100,000          $4.50             None                N/A
                          15,000           $6.50             None                N/A
Terry Johnson*            40,000           $4.50             3,000               1997
                                           $4.50             6,000               1998
                          20,000           $6.50             None                N/A
Michael M. Blue           60,000           $4.50             None                N/A
                          15,000           $6.50             None                N/A
Jeff Aronin               250,000          $6.50             None                N/A

* Twenty thousand (20,000) shares were transferred from Nicole Alagich and Charles Grahn to Mr. Johnson and approved by the board of directors on March 16, 1998.

     Under the terms of the February Placement, 176,000 shares of Common Stock were sold to Greystone Management, Ltd. in reliance on Regulation D, Rule 506. The offering was closed on February 28, 1997 and resulted in receipt by the Company of $1,100,000. Greystone Management was an accredited investor and is located in Belize City, Belize.

July Placement

     Under the terms of the July Placement, 300,000 shares of Common Stock and 300,000 warrants to purchase shares of Common Stock (200,000 of which had been exercised as of April 30, 1999 were sold to Matrix Capital Corp. in reliance on Regulation D, Rule 506. The offering was closed on July 7, 1997 and resulted in receipt by the Company of $1,800,000. Matrix Capital Corp. was an accredited investor and is a corporation existing under the laws of the British West Indies. The February Placement and the July Placement were within 6 months of each other and therefore subject to the integration provisions of Rule 502. Fewer than 35 unaccredited investors acquired the shares offered in the February Placement and the July Placement and the requirements of Rule 506 were met with both offerings considered separately or together.

Private Placement November 6, 1998

     Under the terms of a private placement done by the Company in reliance on Regulation D, Rule 506, 300,000 shares of common stock in the Company at $5.00 per share with a warrant effective until October 14, 2004 to purchase an additional 300,000 shares at $5.00 per share were sold to Lyons Capital Corp., a Bermuda corporation and an accredited investor. The offering was closed on November 6, 1998 and resulted in receipt by the Company of $1,500,000. The offering made hereby does not relate to these shares.

                              LEGAL PROCEEDINGS

     Neither the Company nor any of its subsidiaries has any legal proceedings against it.
                                   MANAGEMENT

Directors and Executive Officers

Name/Age                    Title
--------                    ------
Harmel S. Rayat             Chairman of the Board, Director
Jeffrey S. Aronin           President,  Chief Executive Officer, Director
Alan P. Jagiello            Chief Financial Officer,  Secretary, Treasurer,
                             Director
Greg Wujek                  Vice President of Managed Care, Director
Michael M. Blue, Bsc, M.D.  Director

     Mr. Harmel Rayat was elected to the board of directors in 1995. Dr. Blue was elected a director in 1996. Dr. Jacobo and Mr. Aronin were elected to the board in 1997. Mr. Wujek was elected in 1998 and Mr. Jagiello was elected in 1999.

HARMEL S. RAYAT (Age 37) Chairman of the Board. Mr. Rayat is one of the co-developers of the MedCare Program. Mr. Rayat has been in the venture capital industry since 1981 and since January 1993 has been the president of Hartford Capital Corporation, a company which specializes in providing early stage funding and investment banking services to emerging growth corporations. From January 1989 through December 1992 Mr. Rayat was the President and CEO of K.S. Rayat & Company, an investment banking and venture capital company, where he was responsible for research, due diligence and investment strategy in early stage, start-up venture capital investments. Mr. Rayat has been a director of the Company since September 1995, President from June 1996 until June 1997 and is currently Chairman. Mr. Rayat is also a director of American Alliance Corporation and Scottsdale Scientific, Inc.

JEFFREY S. ARONIN (Age 31) President and Chief Executive Officer, Director. Mr. Aronin has extensive experience in the health care industry, with particular expertise in Corporate Development, Sales Management, Health Care Marketing and Managed Health Care. Mr. Aronin joined Carter Wallace, a major pharmaceutical firm, in May of 1989. At Carter

Wallace, Mr. Aronin held many positions as he advanced through management in sales, marketing and managed care. In September 1995, Mr. Aronin left Carter Wallace to join American Health Products Corporation, where he ran the Marketing division and focused on Marketing and Business Development and made significant contributions toward the growth of AHPC's business. Mr. Aronin joined the Company as its President and Chief Operating Officer on July 8, 1997, at which time he also became a member of the Board of Directors of the Company. He holds a degree in marketing and finance, as well as an MBA in management.

ALAN P. JAGIELLO (Age 33) Chief Financial Officer. Mr. Jagiello is a certified public accountant with over 10 years of experience in public accounting at Arthur Andersen LLP. Prior to joining Medcare in December 1998, Mr. Jagiello worked in Arthur Andersen's U.S. Professional Standards Group, where he consulted with clients and audit engagement teams on technical matters of accounting and SEC reporting. The Professional Standards Group sets, monitors and disseminates policies on accounting and auditing standards for Arthur Andersen worldwide and represents the firm before FASB, SEC, AICPA and IASC. Before joining this group, Mr. Jagiello assisted numerous clients ranging from large, multinational corporations to closely held businesses, and has provided due diligence services on acquisitions, performed benchmarking projects and prepared internal control recommendations. Mr. Jagiello attended Northern Illinois University, has authored a number of publications regarding technical accounting issues and is a member of the American Institute of Certified Public Accountants.

GREGORY WUJEK (Age 37) Vice President of Managed Care, Director. Mr. Wujek joined the Company in November 1997 and brought with him over 10 years of sales/marketing and management experience to the healthcare industry. Over the course of seven years, Mr. Wujek worked at Forest Laboratories, an international pharmaceutical concern, holding positions in sales/marketing and management and his last two years as Director of the Managed Care Department. In his role, Mr. Wujek directed and assisted in all industry related areas such as sales, marketing, contract negotiation, pricing, product launches, Military and Government contracting, and management. Prior to joining the Company, Mr. Wujek held the position of Vice President Sales at SMG Marketing Group, a consulting firm to the healthcare industry. Mr. Wujek consulted for several International Pharmaceutical companies on the dynamics of marketing to the Managed Care marketplace. Mr. Wujek is responsible for directing and assisting with the day to day operations of both the sales and clinical departments, IS functions, and marketing the Medcare Program to all areas of Managed Care.

MICHAEL M. BLUE, M.D. Director. Dr. Blue is a Board-certified urologist who has practiced general urology for twenty years. He is a member of the American Medical Association, Oklahoma State Medical Association, South Central Urological Association and the American Urological Association. Dr. Blue has been a sole practitioner in private practice for the past twenty years. Dr. Blue joined the Board of Directors of the Company on August 15, 1996 and is responsible for supervising and continuing the development of all medical aspects of the MedCare Program, as well as interacting and answering questions from other doctors utilizing the MedCare Program.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 30, 1999, the beneficial ownership of the Company's Common Stock by each officer and director of the Company, each person known by the Company to beneficially own more than 5% of the Company's Common Stock outstanding as of such date and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly:

--------------------------------------------------------------------------------------------------------
                        Name and address of                 Amount and Nature                 Percent of
Title of Class          beneficial owner                    Of Beneficial Ownership(1)        Class(1)
--------------------------------------------------------------------------------------------------------
Common stock            Harmel S. Rayat                     2,000,000                         25.5%
                        216-1628 West First Avenue
                        Vancouver, B.C. V6J 1G1 Canada

Common stock            Michael Blue                        119,000                           1.4%
                        500 East Robinson, Suite 800
                        Norman, Oklahoma  73071

Common stock            Mr. Greg Wujek                      67,500                            0.8%
                        1515 West 22nd Street
                        Oak Brook, Illinois 60523

Common stock            Mr. Alan Jagiello                   -0-                               N/A
                        1515 West 22nd Street
                        Oak Brook, Illinois 60523

Common stock            Jeff Aronin                         401,000                           4.9%
                        1515 West 22nd Street
                        Oak Brook, Illinois 60523

Common stock            Lyons Capital Corporation           600,000                           7.4%
                        24 Reid Street
                        Hamilton, HM11 Bermuda
                        Brenda C. Pratt
                        President and sole shareholder

Common stock            Matrix Capital Corp.                600,000                           7.4%
                        Eric Smith, President
                        and sole shareholder
                        P.O. Box 69, Front Street
                        Grand Turk, Turks & Caicos Islands

Common stock            Directors and Officers              2,587,500                         30.7%
                        as a group (5 persons)

(1)    Assuming  conversion  of all vested options.

                          DESCRIPTION OF SECURITIES

Common Stock

     Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of the Company in all matters to be voted on by the stockholders. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available, and in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on Common Stock is subject to the discretion of the Board of Directors and will depend upon a number of factors, including the future earnings, capital requirements and financial condition of the Company. The Company has not declared dividends on its Common Stock in the past and the management currently anticipates that retained earnings, if any, in the future will be applied to the expansion and development of the Company rather than the payment of dividends.

     The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock offered hereby will be when issued, validly issued, fully paid and nonassessable.

Preferred Stock

     The Company is authorized to issue up to one million (1,000,000) shares of preferred stock, par value $0.25 per share. Pursuant to a Certificate of Designation filed with the State of Delaware on July 7, 1997, one thousand of those shares have been designated as Series A Preferred Stock, par value $0.25 per share and with a purchase price of $10,000 per share plus an 8% per annum interest rate. This stock ranks senior to all Common Stock of the Company, senior to any series or class of stock so designated in the future, junior to any series or class of stock designated as such in the future, and in parity with any series or class of stock so designated in the future. There are no dividends or dividend rights provided for this stock. The holders of the Preferred Stock also have no voting rights, but must receive notice of all shareholders' meetings.

     The liquidation ranking of the Preferred Stock is after any senior securities, prior to any junior securities and on a par with any parity securities. Upon liquidation, holders of Preferred Stock shall receive an amount per share equal to the original Issue Price per outstanding share plus an amount equal to eight percent of the original Series A Issue Price per annum for the period that has passed since that date in connection with the consummation of the purchase by the holder of shares of Preferred Stock from the Company. If the Company does not possess sufficient funds, assets and other holdings to provide for the complete liquidation price, holders of Series A Preferred Stock shall receive funds based upon the ranking of the stock.

     Holders of Preferred Stock may convert their shares into shares of Common Stock via the following formula:

                        (.08)(N/365)(10,000) + 10,000
                        -----------------------------
                                Conversion Price

where N is equal to the number of days between the date full payment was received by the Escrow Agent or the Company for the shares in question and the Date of Conversion and where "Conversion Price" is equal to the lesser of 115% of the average Closing Bid Price for the five trading days ending on June 6, 1997, which is $7.346 or X% of the average Closing Bid Price of the Company's Common Stock for the five trading days immediately preceding the Date of Conversion, as defined below:

# of months between Last Closing
and Date of Conversion                              "X"
----------------------                              ---
4-6 months                                          90%
6 months, 1 day-9 months                            87.5%
9 months, 1 day-12 months                           85%
more than 12 months                                 80%

     "Last Closing Date" means the date of the last closing of a purchase and sale of the Preferred Stock that occurs pursuant to the offering of the Preferred Stock by the Company.

     To convert shares, the shareholder must send via facsimile a copy of the Notice of Conversion to both the Company and the Transfer Agent by 11:59 p.m. New York City time on the date of conversion. No fractional shares will be issued.

     Three years after the Last Closing Date, or the first business day thereafter, all Preferred Stock will be automatically converted into Common Stock, or will be redeemed for cash in an amount equal to the Stated Value, at the Company's discretion, where the Stated Value is equal to the Original Series A Issue Price plus the accreted but unpaid Premium. The Redemption price is calculated as follows:

  Date of Notice of Redemption at Company's Election            % of Stated Value
  --------------------------------------------------            -----------------
  12 months and 1 day to 18 months following Last Closing Date  130%
  18 months and 1 day to 24 months following Last Closing Date  125%
  24 months and 1 day to 30 months following Last Closing Date  120%
  30 months and 1 day to 36 months following Last Closing Date  115%.

     Under the conversion formula a varying number of shares of Common Stock could be issued, depending upon the price of the Common Stock at the time of the conversion of the Preferred Stock. The formula [(.08)(N/365)(10,000)+10,000] / Conversion Price, where N is the number of days from the Closing Date, July 8, 1997] provides that the number of shares of Common Stock issuable for one share of Preferred Stock is variable and is dependent upon the Conversion Price (as defined). The formula for the Conversion Price provides it will be the lesser of $7.346, which is 115 percent of the average closing bid price for the Common Stock for the five trading days ending June 6, 1997, or 80 to 90% of the average bid price for the Common Stock for the five trading days preceding the conversion. The following table indicates various numbers of shares of Common Stock that would be issued assuming 80 to 90% of the average bid price for the five days preceding the conversion.

Ave Bid                 X%      No of Shares of       Total Common
Price                               Common        Assume all exercised
1                       80          13,500              675,000
1                       90          12,000              600,000
3                       80           4,500              225,000
3                       90           4,000              200,000
3.75                    80           3,600              180,000
3.75                    90           3,200              160,000
5                       80           2,700              135,000
5                       90           2,400              120,000
6                       80           2,317              115,850
6                       90           2,060              103,000
7                       80           1,929               96,450
7                       90           1,714               85,700

     The first column is a listing of the possible share price of the Common Stock. In the second column, X% is to indicate the percentage, highest and lowest, that could be applied to the conversion price as indicated in the equation. The number of shares of Common Stock is the result of the application of the formula [((.08) (N/365) (10,000) + 10,000)/Conversion Price is detailed in the third column. The fourth column assumes all warrants and options are exercised and 50 preferred shares are converted, resulting in a calculation based upon the following formula: [third column x 50].

     As of April 30, 1999, 190 shares of Preferred Stock had been issued and, of that number, 140 shares had been converted into Common Stock. The 140 shares were converted into Common Stock using the above formula at the time of their conversion and resulted in the issuance of 272,646 shares of Common Stock. The remaining 50 shares of Preferred Stock outstanding are owned by Concordia Partners. See "SELLING SECURITY HOLDERS."

     The Common Stock of the Company has a price range as indicated under "PRICE RANGE OF COMMON STOCK." The risk is that, if the share price is below $7.346, additional shares of Common stock may be required to be issued under the terms of the conversion of the Preferred Stock, as indicated in the table. In theory, there is no limit to the number of shares that would have to be issued should the price fall substantially below historical levels. The lowest price of the Common Stock during the most recent quarter (Q1 1999) was $5.25. Should the price decline, management has the ability to redeem these shares, and it is anticipated that management would exercise that right should the share price fall so precipitously. See "SELLING SECURITY HOLDERS."

Conversion Warrants and Placement Warrants

     Each purchaser of Preferred Stock pursuant to the June Placement also received certain Conversion Warrants for the purchase of shares of Common Stock. The Conversion Warrants issued include: (i) a warrant or warrants (the "Nine Month Warrants") to purchase a number of shares of Common Stock of the Company equal to thirty-three and one-third percent (33 1/3%) multiplied by the aggregate purchase price of the subscriber's Preferred Stock outstanding on the date which is nine (9) months following the closing divided by the Fixed Conversion Price, as defined in the Certificate of Designation; (ii) a warrant or warrants (the "Twelve Month Warrants") to purchase a number of shares of Common Stock of the Company equal to thirty-three and one-third percent (33 1/3%) multiplied by the aggregate purchase price of the subscriber's Preferred Stock outstanding on the date which is twelve (12) months following the closing divided by the Fixed Conversion Price, as defined in the Certificate of Designation; and (iii) a warrant or warrants (the "Fifteen Month Warrants") to purchase a number of shares of Common Stock of the Company equal to thirty-three and one-third percent (33 1/3%) multiplied by the aggregate purchase price of the subscriber's Preferred Stock outstanding on the date which is fifteen (15) months following the closing divided by the Fixed Conversion Price, as defined in the Certificate of Designation. The terms of the Nine Month Warrants, including the terms on which the Nine Month Warrants may be exercised for Common Stock, are set forth in the form of the Nine Month Warrants filed as an exhibit to the registration statement of which this Prospectus forms a part. The terms of the Twelve Month Warrants, including the terms on which the Twelve Month Warrants may be exercised for Common Stock, are set forth in the form of the Twelve Month Warrants filed as an exhibit to the registration statement of which this Prospectus forms a part. The terms of the Fifteen Month Warrants, including the terms on which the Fifteen Month Warrants may be exercised for Common Stock, are set forth in the form of the Fifteen Month Warrants filed as an exhibit to the registration statement of which this Prospectus forms a part.

     In addition, the Placement Agent and certain of its affiliates received the Placement Warrants as part of the June Placement.

     The Company has issued the following warrants in connection with the June
Placement:

                                                           Number of      Price per  Expiration
Warrantee                              Type of Stock       Shares         Share      Date(1)
---------                              ---------------     -------        ------     -------------
Swartz Investments, L.L.P.(2)          Common Stock        33,692         $7.346     June 20, 2002
Lakeshore International                Common-9 months     11,344         $7.346     June 20, 2002
The Matthew Fund N.V                   Common-9 months      6,806         $7.346     June 20, 2002
Concordia Partners L.P.                Common-9 months     11,344         $7.346     June 20, 2002
Queensway Financial Holdings           Common-9 months     45,376         $7.346     June 20, 2002
Lakeshore International                Common-12 months    11,344         $7.346     June 20, 2002
The Matthew Fund N.V                   Common-12 months     6,806         $7.346     June 20, 2002
Concordia Partners L.P.                Common-12 months    11,344         $7.346     June 20, 2002
Queensway Financial Holdings           Common-12 months    45,376         $7.346     June 20, 2002
Lakeshore International                Common-15 months    11,344         $7.346     June 20, 2002
The Matthew Fund N.V                   Common-15 months     6,806         $7.346     June 20, 2002
Concordia Partners L.P.                Common-15 months    11,344         $7.346     June 20, 2002
Queensway Financial Holdings           Common-15 months    45,376         $7.346     June 20, 2002
                                                  Total:  258,302 Common Stock Warrants(3)

(1) Last date on which the options may be exercised
(2) In addition to the 33,692 Placement Warrants issued to Swartz Investments and certain of its affiliates in connection with the June Placement, 2,552 additional warrants, at an exercise price of $7.346, were issued to Swartz Investments and its affiliates in connection with the issuance of 25 shares of New Preferred Stock to Concordia Partners in November 1998.

None of the 2,552 additional warrants has been exercised, and all such warrants have an expiration date of December 11, 2003.

(3) Of the original 258,302 Conversion Warrants and Placement Warrants that were issued, 36,755 shares were forfeited due to the early conversion of Preferred Stock. In addition, Swartz Investments and its affiliates have exercised all but 6,500 of their Placement Warrants utilizing the cashless exercise option, resulting in 8,990 shares of Common Stock being issued. The remaining Conversion Warrants are still outstanding. See "SELLING SECURITY HOLDERS."

     The Company has also issued warrants for 300,000 shares of Common Stock pursuant to the July Placement. These warrants are exercisable at $6.00 per share until July 7, 2002, and as of April 30, 1999, 200,000 of these warrants had been exercised, with the remaining 100,000 warrants still outstanding. See "SELLING SECURITY HOLDERS."

     When exercised, all warrants will be converted into Common Stock and holders thereof will have all of the rights and prerogatives of all holders of Common Stock of the Company (see "Common Stock" above).

     The Placement Warrants may be converted into Common Stock at an Exercise Price of $7.346 per share and by either or both of two payment methods: cash exercise and cashless exercise. Cash exercise is the payment of the Exercise Price via cash, certified or cashier's check or wire transfer. Cashless exercise involves the surrender of the warrant to the Company's principal office with a notice of cashless election. In this event the Company issues the holder a number of shares of Common Stock computed using the following formula, as defined in the Placement Warrant:

                                 "X = Y (A-B)/A

where:  X = the  number  of  shares  of  Common  Stock to be  issued to holder.

        Y = the number of shares of Common Stock for which the warrant is being exercised.

        A = the Market Price of one ( l ) share of Common Stock ("Market Price" is defined as the average closing price of the Common Stock for the five (5) trading days prior to the Date of Exercise of the Warrant (the "Average Closing Price"), as reported by the National Association of Securities Dealers Automated Quotation System, or if the Common Stock is not traded on the Nasdaq SmallCap Market, the Average Closing Price in the over-the-counter market; provided, however, that if the Common Stock is listed on a stock exchange, the Market Price shall be the Average Closing Price on such exchange. If the Common Stock is/was not traded during the five) trading days prior to the Date of Exercise, then the closing price for the last publicly traded day shall be deemed to be the closing price for any and all (if applicable) days during such five (5) trading day period.)

        B = the Exercise Price."

For example, if a Placement Warrant holder wants to exercise 100 of his Placement Warrants (Y) and the current market price (A) is $8.50 per share. this results in an equation of X = 100(8.5-7.346)/8.5 which equals 13.576. (The exercise price (B) will always be $7.346). Rounding up, the Placement Warrant holder would receive 14 shares of Common Stock upon exercise of his 100 Placement Warrants.

     Shares issued via a cashless exercise are deemed to be issued on the date the warrant was issued and are subject to Rule 144.

Reserved Common Stock

     The Reserved Common Stock shall be issued in exchange for shares of Series A Preferred Stock upon Notice of Conversion by the Shareholder or at the Company's discretion on a date three years after the Last Closing Date. The Reserved Common Stock shall have all of the rights and privileges of the Common Stock of the Company (see "Common Stock" above).

Transfer Agent

     The transfer agent and registrar for the Company's Common Stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona, 85251. Its telephone number is (602) 481-3941.

Shares Eligible for Future Sale

     As of April 30, 1999, the Company had 7,831,105 shares of Common Stock and 50 shares of Preferred Stock outstanding. Of the 7,831,105 shares of Common Stock outstanding, 2,005,000 shares of Common Stock are beneficially held by "affiliates" of the Company. In addition, options and warrants to purchase 2,766,708 shares of Common Stock were outstanding. All shares of Common Stock offered hereby will be freely transferable without restriction or registration under the Securities Act, except to the extent purchased or owned by "affiliates" of the Company as defined for purposes of the Securities Act.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned "restricted" securities for at least one year, including persons who may be deemed to be "affiliates" of the Company, may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that does not exceed the greater of (i) one percent of the Common Stock then outstanding or, (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume and other limitations described above.

     The Common Stock currently is listed on the Nasdaq Small Cap Market under the symbol "MCAR." No prediction can be made of the effect, if any, of future public sales of "restricted" shares or the availability of "restricted" shares for sale in the public market at the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Company's "restricted" shares in any public market that may develop could adversely affect prevailing market prices.

                    INTEREST OF NAMED EXPERTS AND COUNSEL

     Not applicable.

                       STATEMENT AS TO INDEMNIFICATION

     The Company has indemnified all officers, directors and controlling persons of the Company against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                           THE COMPANY AND BACKGROUND

     MedCare Technologies, Corporation is the operating subsidiary that is wholly owned by Medcare Technologies, Inc. Medcare Technologies, Inc. (together with its subsidiaries, "MedCare" or the "Company") believes it is the leading source of conservative incontinence treatment support services in the country. The Company believes it has achieved this leadership position based on its relationships with over 300 physicians currently utilizing the MedCare Program (as defined below). The Company was originally incorporated in the state of Utah in 1986. In 1996, a migratory merger was completed changing the Company's domicile to Delaware. In 1995, the Company acquired the MedCare Program and began offering the program to doctors in 1996. The Company did not generate any revenues until 1997 and launched the program nationally in 1998.

                           DESCRIPTION OF BUSINESS

     During 1998, the Company engaged in only one type of business, the offering of the MedCare Program, as described below. On January 21, 1999, the Company formed a new, wholly owned subsidiary of the Company, Medcareonline.com, Inc. In January 1999, the Company, through Medcareonline.com, Inc., announced its intention to offer a comprehensive healthcare portal offering adult gender specific health information.

The Medcare Program

     The "MedCare Program" is a discrete package of equipment, software and services developed by MedCare to assist physicians in providing non-pharmaceutical, non-invasive treatment to patients suffering from urinary incontinence ("UI") and other pelvic disorders, including pelvic pain, chronic constipation, fecal incontinence and disordered defecation. The MedCare Program is used by physicians to support a treatment plan based primarily on behavioral modification techniques such as electromyography ("EMG") biofeedback, pelvic floor muscle exercise, and bladder and bowel retraining. Utilizing the MedCare Program, physicians help patients activate and strengthen the various sensory response mechanisms that maintain bladder and bowel control. Therapy is provided through computerized instrumental EMG biofeedback and is based on operant conditioning strategies whereby specific physiological responses are progressively shaped, strengthened and coordinated.

     UI is the involuntary loss of bladder control and represents a significant cause of disability and dependence. Incontinence is one of the most prevalent, yet severely unrecognized problems in health care today (1). And as society ages, the physical, emotional and financial costs to those suffering and their caregivers, as well as the health care system, is expected to increase dramatically.

     Despite the prevalence of incontinence, the Company believes it is widely under diagnosed and under reported primarily because of the social stigma attached to UI. Many individuals are either too ashamed or too embarrassed to report the problem to their doctor or to a health care professional (2), (3). Instead, the Company believes a large number of people prematurely turn to the use of absorbent materials and supportive aids without having their condition properly diagnosed and treated.

     In March 1996, the U.S. Department of Health and Human Services published a Clinical Practice Guideline which estimated that UI affects approximately 13 million Americans (of which 85% are women) at an annual cost of $16 billion.

     Incontinence is a symptom rather than a disease. UI can be caused from a variety of pathologic, anatomic and physiological factors including: damage to pelvic muscles from pregnancy, spina bifida, spinal injury, bladder infections, drug side effects, multiple sclerosis, Parkinson's disease, stroke, diabetes, age-related changes in lower urinary tract, obesity and surgery (hysterectomy, cesarean section or prostatectomy) that may damage the bladder or urinary tract.

Effectiveness of EMG Biofeedback

     Over the years, the value and effectiveness of neuromuscular reeducation therapy and behavioral techniques in conjunction with developments in technology has resulted in increased awareness of the benefits of such a program.

     In the December 16, 1998 issue of the Journal of the American Medical Association, a study entitled "Behavioral vs. Drug Treatment for Urge Urinary Incontinence in Older Women" was published. This study concluded that behavioral therapy was more effective than drugs in treating UI. A group of scientists studied 197 women between the ages of 55 to 92 over an eight week period. Patients undergoing behavioral therapy reported an 81% reduction in incontinence episodes, compared to a 69% decrease for those taking drug therapy (oxybutynin), and a 39% decline for those on a placebo. Further, 76% of patients assigned to both drug and placebo therapy wanted to change to another treatment, versus only 14% of the patients receiving behavioral therapy.

1 Urinary  Incontinence  Guideline  Panel.  "Urinary  Incontinence  in Adults:
Clinical Practice Guidelines. AHCPR Pub-9-9-0038. Rockville, MD: Agency for Health Care Policy & Research; PHS, HHS: March 1992.
2 Legace, EA, et al. "Prevalence and severity of urinary incontinence in ambulatory adults: an UPRNet study"} J Fram Pract 35,610-4: 1993 June.
3 Wallace, K . "Female pelvic floor functions, dysfunctions, and behavioral approaches to treatment." Clinics in Urinary Incontinence.

Utilization of the MedCare Program

     The MedCare Program is used by physicians in private office, clinic or hospital settings. The Company believes it can continue to grow by contracting with more physician practices in the future.

     As of March 18, 1999, the Company had 78 contracted MedCare Program sites. These sites are located in the following cities: Norman, OK (Dr. Michael M.
Blue), Anderson, SC (Dr. Bill Hinnat), Athens, GA (Dr. Mark Ellsion), Augusta, GA (2) (Dr. Goldsmith and Dr. Harry Oldman), Birmingham, AL (Dr. William Johnson), Roswell, GA (Dr. Omar Eubanks), Warner Robins, GA (Dr. F. Marshall Parker), Savannah, GA (Dr. David Ostman), Glen Cove, NY (Dr. Eric Hochberg), Greensburg, PA (Dr. James Mayo), Jersey City, NJ (Dr. Anthony Mangia), Mine Hill, NJ (Dr. Marc Colton), Natick, MA (Dr. Emmanuel Friedman), New York, NY (Dr. Robert Gluck), Stamford, CT (Dr. Jonathan Waxberg), Yonkers, NY (Dr. Stanley Boczko), Alexandria, VA (Dr. Roger Weiderhorn), Baltimore, MD (2) (Dr. Marcella Ronneburg), Fayetteville, NC (Dr. Garrett Franzoni), Owings Mills, MD
(2), Dr. Sanford Siegel), Shelby, NC (Dr. Shem Blackley), Newport News, VA (Dr. Peter Han), Jacksonville, NC (Dr. Robert Kell), Wilmington, NC (Dr. John Cashman), Fremont, CA (Dr. Scott Kramer), Kirkland, WA (Dr. John Paul Isabell), Los Gatos, CA (2) (Dr. Anthony Damore and Dr. Robert Panvini), Reno, Nevada (Dr. Angelo Kanellos), San Mateo, CA (Dr. Hessell), Concord, CA (Dr. Nigro), Walnut Creek, CA (Dr. Nigro), San Francisco, CA (Dr. David A. Ronk), Beverly Hills, CA (Dr. Sherman Bruckner), Fullerton, CA (Dr. Nicholas Thanos), Los Angeles, CA (Dr. William Barba), Mission Viejo, CA (Dr. Marc Winter), Laguna Hills, CA (Dr. Marc Winter), Orange, CA (Dr. Arthur Goldstein), Newport Beach, CA (Dr. Arthur Goldstein), Rancho Mirage, CA (Dr. Sheldon Barroff), Oceanside, CA (Dr. Bradley Frasier), Downey, CA (Dr. Msihal), Tarzana, CA (Dr. Richard Leff), Palm Beach, CA (Dr. E. Jacome), San Rapeal, CA (Dr. John Hessell), Dallas, TX (Dr. Brian Feagins), Fort Worth, TX (Dr. A.E. Thurman), Kingwood, TX (Dr. Robert Rosen), Scottsdale, AZ (Dr. Mary Ellen Shannon), San Anthonio, TX (2) (Dr. Tristan Castaneda and Dr. Robert Schorlemer), Oklahoma City, OK (Dr. Sam Little), Elyria, OH (Dr. J. Patrick Spirank), Findlay, OH (Dr. Prem Agrawal), Fridley, MN (Dr. J. Randolph Beahrs), Huntington, WV (Dr. Larry Caserta), Indianapolis, IN (Dr. Sally Bradley), Maplewood, MN (Dr. Ingrid Wilbrand-Cowley), Terre Haute, IN (Dr. Douglas Claybrook), Toledo, OH (Drs. Haselhuhn and Seal), Dayton, OH (Dr. Daniel Miller), St. Paul, MN (Dr. Siegel), Batavia, IL (Dr. John Zito, Jr.), Bloomington, IL (Dr. Vicken Chalian), Buffalo Grove, IL (Dr. Randall Kahan), Chicago, IL (Dr. Maura Brennan), Elgin, IL (Dr. James I. Pinto), Galesburg, IL (Dr. Jeffrey Koszczuk), Joliet, IL (Dr. Gregory Lewis), Lake Forest, IL (Dr. David Schewitz), Kirkwood, MO (Dr. N. Saha), Wentzville, MO (Dr. Stan Hanks), Cordova, TN (Dr. Yari Walzer), Castro Valley, CA (Dr. N.V. Bulusa)

Marketing of the MedCare Program

     MedCare's marketing and sales strategy is designed to promote general awareness of incontinence and that an effective treatment program is readily available. The majority of the Company's advertising consists of a combination of brochures, print ads, direct mail, radio, TV, doctor referrals, seminars and general public relations within a defined area.

The Program Management Agreement

     Each physician or practice (a "Practice") that contracts with MedCare to utilize the MedCare Program signs a Program Management Agreement which defines the terms and conditions of the relationship. The Practice has exclusive authority and responsibility for professional supervision and judgments required in the diagnosis of patients and in the selection and performance of procedures for the benefit of the Practice's patients. MedCare provides various support and administrative services and assistance in operating the Program, but is not a provider or supplier of medical or professional services. MedCare leases the equipment and supports personnel to the Practice and trains the support personnel to assist the Practice, operate the equipment and educate all the patients. The Practice has the right to approve or disapprove the support personnel provided by MedCare and must supervise all activities of the support personnel. The Practice agrees to engage MedCare on an exclusive basis as manager of the Practice's programs for the treatment of the patient conditions using behavioral and biofeedback techniques. The Practice is required to provide, at its own expense, an area of sufficient space for the performance of the MedCare Program.

Governmental Regulation Issues Concerning the Program Management Agreement

     Under the Company's Program Management Agreement, MedCare is not a provider of health care services. MedCare merely supplies personnel, equipment and proprietary techniques to providers of health care. The physicians or medical groups that contract with MedCare are the providers of services to their own patients. MedCare simply manages the incontinence treatment programs in the physicians' offices. The Company is subject to the Federal Anti-Kickback Statute but does not believe that an applicable government authority would find the parties' performance of their duties and obligations under the Program Management Agreement to violate this statute.

Competitive Treatment Options for Incontinence

     To the best of the Company's knowledge, the only direct competitors to the MedCare Program are a number of small incontinence clinics, or ancillary programs, offered by doctors, hospitals or therapists, scattered across North America that use a combination of currently available non-invasive alternative treatment options to treat UI patients. While it is believed that most of these clinics have limited financial strength for adequate marketing and advertising, the Company expects better financed and more sophisticated competition to emerge in the future.

     Some currently available alternatives for the treatment of urinary incontinence include absorbent products and diapers, surgery, indwelling catheters, implanting devices, injectable materials, electrical stimulation, mechanical devices, and drugs.

Environmental Matters

     The Company believes it conducts its business in compliance with all environmental laws presently applicable to its facilities. To date, there have been no expenses incurred by the Company related to environmental issues.

Intellectual Property and Other Proprietary Rights

     The Company's ability to compete and expand effectively will depend, in part, on its ability to develop and maintain certain proprietary aspects of its treatment program for bladder and bowel incontinence and its business and marketing models and strategies. The Company relies on an unpatented treatment protocol, and there can be no assurances that others may not independently develop the same or similar program or otherwise obtain access to the Company's unpatented protocols. There can be no assurance that any confidentiality agreements between the Company and its employees will provide meaningful protection for the Company's trade secrets, know-how or other information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information. While certain proprietary aspects of MedCare's clinical and business protocols remain an important part of the business, the Company believes its long term success as a business will depend primarily upon its high quality clinical outcomes and service, continued business development and marketing skills.

Employees

     At December 31, 1998, the Company employed 52 full time and no part-time persons. To the best of the Company's knowledge, none of the Company's officers or directors is bound by restrictive covenants from prior employers. None of the Company's employees are represented by labor unions or other collective bargaining groups. The Company considers its relationship with its employees to be excellent.

Medcareonline.com

     Medcareonline.com will offer wide ranging direct-to-consumer health information, such as health travel advisory, health news, symposiums, medical journals and publications, and extensive research and web based services for physicians. Part of the Company's strategy is to increase site content, features and services, including adding an online health magazine and advertising on traditional and non-traditional media. In addition, the Company plans to add e-commerce, which will eventually include a wide range of health related products and services.

     Medcareonline.com also plans to offer free web hosting and home page services for physicians, specifically targeting male and female health specialties. In addition to information on the location of their office, hours of operation, profiles of doctors and services offered, Medcareonline.com will also allow physicians to easily customize content on their websites, send and retrieve e-mail, conduct e-commerce and allow patients to interact on various health topics in "disease and condition" specific chat rooms.

     As of December 31, 1998, the Company had not generated any revenues nor incurred any expenses related to Medcareonline.com.

Competitive Business Conditions for Medcareonline.com

     The market for internet services and internet advertising is intensely competitive. There are no substantial barriers to entry in these markets and Medcareonline.com expects competition to intensify. The Company believes that the number of companies relying on fees from internet based advertising has increased substantially during the past year. The Company believes the main competitive factors in this market are brand recognition, user base, performance, ease of use, variety of value-added services, features and quality of support.

     Many of Medcareonline.com's existing competitors, as well as a number of potential new competitors, have longer operating histories in the internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than Medcareonline.com. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, these competitors may develop internet search and retrieval services or other online services that are equal or superior to those of Medcareonline.com or that achieve greater market acceptance than Medcareonline.com.

     Medcareonline.com will also compete with traditional advertising media, such as print, radio and television, for a share of advertisers' total advertising budgets. If advertisers do not perceive internet advertising to be as effective as traditional media, Medcareonline.com's business may be adversely affected.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS
OVERVIEW

     The "MedCare Program" is a discrete package of equipment, software and services developed by MedCare to assist physicians in providing non-pharmaceutical, non-invasive treatment to patients suffering from UI and other pelvic disorders, including pelvic pain, chronic constipation, fecal incontinence and disordered defecation. The MedCare Program is used by physicians to support a treatment plan based primarily on behavioral modification techniques such as EMG biofeedback, pelvic floor muscle exercise, and bladder and bowel retaining. Utilizing the MedCare Program, physicians help patients activate and strengthen the various sensory response mechanisms that maintain bladder and bowel control. Therapy is provided through computerized instrumental EMG biofeedback and is based on operant conditioning strategies whereby specific physiological responses are progressively shaped, strengthened and coordinated.

     To date, MedCare has not received significant revenues due to the early stage nature of the Company's business and has incurred ongoing operating losses due to costs related to research, business development, management and staff recruitment, establishing training systems and providing ongoing training, development of advertising and marketing programs, and other costs associated with establishing corporate infrastructure necessary for contracting with additional physicians for utilization of the MedCare Program on a national basis. Although planned principal operations have commenced, substantial revenues have yet to be realized.

                     For the Year Ended December 31, 1998
                     ------------------------------------

RESULTS OF OPERATIONS

     Revenues. The Company had revenues of $786,586, $91,802 and $0 for the years ended December 31, 1998, 1997 and 1996 respectively. During 1998, the Company changed the profile of the type of physician practices it would contract with from single physician practice offices to multi physician practice offices. Existing offices that were not profitable and no longer met the profile were closed. As of December 31, 1998, the Company operated at 25 sites and is expecting to begin operating at its remaining contracted sites during the first half of 1999. To date, the Company has not relied on any revenues for funding. During the next several years, the Company expects to derive the majority of its potential revenues from the commencement of operations of the MedCare Program at additional sites in the United States, and possibly select foreign markets. In addition, during 1999, the Company expects to begin generating revenue from the sale of advertising from its new wholly-owned subsidiary, Medcareonline.com. As of December 31, 1998, there have been no revenues or expenses related to Medcareonline.com.

     General and Administrative Expenses. During 1998, the Company incurred $4,689,400 in general and administrative expenses, an increase of 209% over 1997 expenses of $1,515,459. During 1996, the Company incurred expenses of $452,037. The Company experienced a $.52 per share loss for the year ended December 31, 1998, versus a $.21 per share loss for the year ended December 31, 1997 and a $.08 per share loss for the year ended December 31, 1996. This increase is primarily attributable to costs associated with the development of advertising and marketing programs, public relations, hiring and training expenses of clinical and managerial personnel, travel, legal and accounting, and ongoing general operating expenses.

     Interest Income. Interest income was $162,109, $119,146 and $2,801 for the years ended December 31, 1998, 1997 and 1996, respectively. Interest earned in the future will be dependent on Company funding cycles and prevailing interest rates.

     Provision for Income Taxes. As of December 31, 1998, the Company's accumulated deficit was $6,491,871, and as a result, there has been no provision for income taxes to date. The Company has net operating losses that will expire beginning with the year 2002 in the amount of $5,050,407 unless utilized by the Company.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1998, the Company had a cash balance of $2,826,086, compared to a cash balance of $3,440,791 at December 31, 1997 and $219,775 at December 31, 1996.

     During 1998, the Company used $3,381,600 of net cash from operating activities as compared to $1,373,592 of net cash used in 1997. The increase in the net cash used in operating activities was due mainly to the increase in the general and administrative expenses explained above.

     Net cash used in investing activities was $315,335 for 1998, compared to net cash used of $33,642 in 1997. The increase in the net cash used in investing activities was due to the purchase of additional computer and medical equipment to support the expansion of operations during 1998.

     Net cash provided by financing activities was $3,082,230 for 1998, compared to net cash provided of $4,628,250 in 1997. The Company has financed its operations primarily through private placements of Common Stock, Preferred Stock and the exercise of stock options and warrants as described below.

     During fiscal 1998, 200,000 warrants to purchase Common Stock were exercised at $6 per share, or $1,200,000. In addition, on November 6, 1998, the Company issued 300,000 shares of Common Stock at $5.00 per share to Lyons Capital Corporation, a Bermuda corporation, with a warrant to purchase an additional 300,000 shares at $5.00 per share pursuant to an offering made under Rule 506 promulgated under the Securities of 1933, as amended ("Rule 506"). The warrant is exercisable until October 14, 2004. The proceeds were used for working capital and expansion of operations.

     On February 1, 1997, 176,000 shares of Common Stock were offered at a price of $6.25 per share, for a total offering of $1,100,000. This offering was completed on February 4, 1997. The proceeds were used for working capital and expansion of operations.

     On July 7, 1997, 300,000 shares of Common Stock were offered at $6.00 per share, plus 300,000 warrants exercisable at $6.00 per warrant until July 7, 2002, for a total offering of $1,800,000. This offering was completed on July 30, 1997 and the proceeds used for working capital and expansion of the MedCare Program.

     On June 20, 1997, pursuant to Rule 506, the Company began offering for sale Preferred Stock for $10,000 per share, in minimum subscription amounts of at least ten shares ($100,000) and increments of five shares in excess thereof. The offering closed on July 8, 1997 with the minimum offering of $1,650,000 placed. The proceeds were used for working capital and expansion of operations.

     The Preferred Stock was accompanied by warrants to purchase a total of 258,302 shares of Common Stock of the Company at an exercise price of $7.346 per share. In addition, the purchasers of the Preferred Stock also received Preferred Stock Warrants to purchase an equal amount of Preferred Stock under the same terms as the original offering. In conjunction with that offering, an Escrow Agreement was entered into with Swartz Investments LLC, a Georgia limited liability company, as Placement Agent and with First Union National Bank of Georgia as Escrow Agent.

     At that time, the Company also filed a Certificate of Designation with the State of Delaware that designated 1,000 shares of the Company's one million shares of authorized preferred stock to be Preferred Stock. This stock has an eight percent (8%) per annum accretion rate. No dividend rights have been granted to this stock.

     The conversion terms outlined in the Certificate of Designation state that holders of the Preferred Stock can convert their stock using the following formula per share of Preferred Stock:

                        (.08)(N/365)(10,000) + 10,000
                        -----------------------------
                                Conversion Price

     At December 31, 1998, the Conversion Price is determined as the lesser of $7.346 or 80% of the average closing bid price of the Company's Common Stock for the five trading days immediately preceding the date of conversion.

     The Company also has the right to redeem the Preferred Stock upon receipt of notice of conversion at various rates, depending on the length of time since issuance.

     Of the original 258,302 Conversion Warrants that were issued, 36,755 shares were forfeited due to the early conversion of Preferred Stock. In addition, the Placement Agent and its affiliates exercised all but 6,500 of its original Placement Warrants utilizing the cashless exercise option resulting in 8,990 shares of Common Stock being issued. The remaining Conversion Warrants and Placement Warrants are still outstanding.

     In June of 1998, the Preferred Stock investors exercised 165 Preferred Stock Warrants and were issued 165 shares of New Preferred Stock. Upon conversion of the Preferred Stock Warrants, the investors and the Company deposited into an escrow account the proceeds of $1,650,000 and the related New Preferred Stock pending final approval of the Company's registration statement. In addition, the Company and the investors entered into an agreement which provided for the investors to receive three month warrants at an exercise price of $7.346 per share and to forfeit any rights to additional preferred warrants, nine month warrants, 12 month warrants and 15 month warrants. Of the original four investors who participated in the escrow agreement, three withdrew their proceeds of $1,400,000 and forfeited the related New Preferred Stock and warrants. The forfeited New Preferred Stock and related warrants were canceled. The remaining investor, Concordia Partners, released its investment of $250,000 to the Company and received 25 shares of New Preferred Stock and 11,344 warrants exercisable three months after their issuance date at an exercise price of $7.346 per share. In total, as of December 31, 1998, there were 50 shares of Preferred Stock outstanding, all of which are owned by Concordia Partners.

     The Company's future funding requirements will depend on numerous factors, including the Company's ability to establish and operate profitably current and future MedCare Program locations, recruiting and training qualified management and clinical personnel, competing against any potential technological advances in the treatment of UI and other afflictions of the pelvic floor area, and the Company's ability to compete against better capitalized corporations who offer alternative or similar treatment options for urinary incontinence and other afflictions of the pelvic floor area.

YEAR 2000

     The Year 2000 issue arose because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with 20 instead of 19. If not corrected, many computer applications could fail or create erroneous results.

     Management has initiated a comprehensive program to prepare the company's systems for the Year 2000. The Company is actively engaged in testing and fixing applications to ensure they are Year 2000 ready. The Company does not separately track the internal costs incurred for the Year 2000 project but such costs are principally the related payroll costs for certain corporate staff. The Company currently does not expect remediation costs to be material nor does it expect any significant interruption to its operations because of Year 2000 problems.

     The Company is in the process of contacting all third parties with which it has significant relationships, to determine the extent to which the Company could be vulnerable to failure by any of them to obtain Year 2000 compliance. Some of the Company's major suppliers and financial institutions have confirmed that they anticipate being Year 2000 compliant on or before December 31, 1999, although many have only indicated that they have Year 2000 readiness programs. To date, the Company is not aware of any significant third parties with a Year 2000 issue that could materially impact the Company's operations, liquidity or capital resources. However, the Company has no means of ensuring that third parties will be Year 2000 ready and the potential effect of third-party non-compliance is currently not determinable.

     The Company has devoted and will continue to devote the resources necessary to ensure that all Year 2000 issues are properly addressed. However, there can be no assurance that all Year 2000 problems are detected. Further, there can be no assurance that the Company's assessment of its third party relationships will be accurate. Some of the potential scenarios that could occur include (1) corruption of data in the Company's internal systems and (2) failure of government and insurance companies' reimbursement programs. If any of these situations were to occur, the Company's operations could be temporarily interrupted. The Company intends to develop Year 2000 contingency plans for continuing operations in the event such problems arise.

                   For the Three Months Ended March 31, 1999
                   -----------------------------------------

     RESULTS OF OPERATIONS

     Revenues. The Company experienced a 74% increase in revenues over last year's first quarter results with revenues of $394,063 and $227,008 for the three months ended March 31, 1999 and 1998, respectively. As of March 31, 1999, the Company had 47 MedCare Program sites established versus 12 sites as of March 31, 1998. The Company has also introduced a new version of the MedCare Program to physicians which requires each new physician to share the up front costs, pay the clinician's salary and pay MedCare a set monthly management fee. Under the new version, the physician enjoys a potentially higher revenue stream, while at the same time allows MedCare to reach a greater number of doctors that were previously excluded from the MedCare Program.

     To date, the Company has not relied on any revenues for funding. During the next several years, the Company expects to derive the majority of its potential revenues from the commencement of operations of the MedCare Program at additional sites in the United States, and possibly select foreign markets. In addition, during 1999, the Company expects to begin generating revenue from the sale of advertising from its new wholly-owned subsidiary, Medcareonline.com. As of March 31, 1999, the Company has not generated any revenues from Medcareonline.com.

     General and Administrative Expenses. During the three months ended March 31, 1999, the Company incurred $1,392,416 in general and administrative expenses, an increase of 82% over first quarter 1998 expenses of $765,710. The Company experienced a $.12 per share loss for the quarter ended March 31, 1999, versus a $.06 per share loss for the quarter ended March 31, 1998. This increase is primarily attributable to costs associated with the development of advertising and marketing programs, public relations, hiring and training expenses of clinical and managerial personnel, development of Medcareonline.com, and ongoing general operating expenses.

     Interest Income. Interest income was $24,032 and $42,669 for the quarters ended March 31, 1999 and

1997, respectively. Interest earned in the future will be dependent on Company funding cycles and prevailing interest rates.

     Provision for Income Taxes. As of March 31, 1999, the Company's accumulated deficit was $7,521,192. Accordingly, the Company has recorded a full valuation allowance against any income tax benefit to date.

     Liquidity and Capital Resources

     As of March 31, 1999, the Company's cash balance was $1,549,597 compared to $2,826,086 as of March 31, 1998. The Company has financed its operations primarily through private placement of Common Shares, Preferred Shares and the exercise of Stock Options.

                           DESCRIPTION OF PROPERTY

     The Company's principal office is located at 1515 West 22nd Street, Suite 1210, Oak Brook, Illinois, 60521. This office is 2400 square feet and is subleased for $5,100 per month, plus operating expenses of approximately $400 per month, for one year, with an option to renew every year for 5 years. The Company also leases 1,500 square feet of office space located in Vancouver, British Columbia for $2,000 per month, plus operating expenses of approximately $200 per month. This space has been leased for a period of one year, with an option to renew for a second year, and is owned by one of the Company's directors and by the Chairman's wife.

     The Company does not purchase or lease property on behalf of its MedCare Program participants. Instead, the Company typically enters into a "Practice Management Agreement" ("PMA") with a physician in order to manage the incontinence portion of their practice. The PMA calls for the Company to provide trained support personnel, electromyography equipment and a comprehensive policy and procedures manual. The physician is required to provide a dedicated examining room, typically 10' x 10' or larger in size, at no charge and for the duration of the agreement, usually for a five year term.

                              CERTAIN TRANSACTIONS

     On October 1, 1995, the Company acquired 100% of Manon Consulting Ltd. for nominal value. Diane Nunziato, a director of the Company until September 17, 1997, was a director and minority shareholder of Manon Consulting at the time of the transaction, which was approved by both boards after disclosure. The Company operated its Calgary clinic through Manon Consulting until the closure of this clinic on December 31, 1996. Since Manon Consulting has no historical profitability and is partially responsible for the development of the MedCare program through Manon Consulting's clinical activities, the Company acquired Manon Consulting for nominal value.

     On July 7, 1997, 300,000 shares of Common Stock of the Company and 300,000 warrants to purchase shares of Common Stock of the Company were sold to Matrix Capital Corp., which is the beneficial owner of more than five percent of the Common Stock of the Company. See "SELLING SECURITY HOLDERS."

     In June 1998, Queensway Financial Holdings Ltd., which is the beneficial owner of more than five percent of the Common Stock of the Company, entered into an agreement with the Company to become a Preferred Stock Selling Security Holder, involving the purchase of additional shares and warrants. See "SELLING SECURITY HOLDERS."

     On November 6, 1998, the Company issued 300,000 shares of its Common Stock at $5.00 per share to Lyons Capital Corporation, a Bermuda corporation, with a warrant to purchase an additional 300,000 shares at $5.00 per share as an offering pursuant to Regulation D, Rule 506. The warrant is effective until October 14, 2004. These shares are unregistered and are not being offered hereby.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

     The following table sets forth for the periods indicated the high and low closing prices for the Common Stock of the Company in transactions on the OTC Bulletin Board and Nasdaq SmallCap Market.

                                         High            Low
                                         ----            ---
     First Quarter 1997                  $8.25           $6.75
     Second Quarter 1997                 $8.0625         $6.25
     Third Quarter 1997                  $9.25           $6.875
     Fourth Quarter 1997                 $8.125          $7.625

     First Quarter 1998                  $9.375          $7.375
     Second Quarter 1998                 $11.25          $9.00
     Third Quarter 1998                  $9.31           $6.00
     Fourth Quarter 1998                 $7.4375         $4.875

     First Quarter 1999                  $8.25           $5.25

Holders

     As of April 30, 1999, there were approximately 350 stockholders of record of the Company's Common Stock.

Dividend Policy

     The Company has never paid a dividend and does not anticipate paying any dividends in the foreseeable future. It is the present policy of the Board of Directors to retain the Company's earnings, if any, for the development of the Company's business.

                             EXECUTIVE COMPENSATION

Remuneration and Executive Compensation

     The following table shows, for the three-year period ended December 31, 1998, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to the Company's Chief Executive Officer and the Company's other most highly compensated executive officers. Except as set forth on the following table no executive officer of the Company had a total annual salary and bonus for fiscal 1998 that exceeded $100,000.

Summary Compensation Table

                                                                      Underlying
Name and                                                               Options     All Other
Principal Position             Year      Salary      Bonus     Other   Granted    Compensation
------------------             ----      ------      -----     -----   -------    ------------
Harmel S. Rayat                1998     $ 25,000         $0     $0           0          $0
Chairman, (CEO                 1997     $ 40,000         $0     $0           0          $0
until August, 1998)            1996           $0         $0     $0     160,000          $0

Jeff Aronin                    1998     $118,750    $51,000     $0     100,000     $12,000
President, (CEO                1997     $ 46,433         $0      0     500,000      $3,000
since August, 1998)            1996           $0         $0     $0           0          $0

Greg Wujek                     1998     $ 95,000    $27,500     $0     15,5000      $3,600
VP of Managed Care             1997     $ 12,050         $0     $0           0          $0
                               1996           $0         $0     $0           0          $0

STOCK OPTION GRANTS IN 1998

     Shown below is further information regarding employee stock options awarded during 1998 to the officers and directors;

                         Number of         % of Total
                        Securities          Options
                        Underlying        Granted to   Exercise   Expiration
Name                     Options           Employees    Price        Date
----                     -------           ---------    -----        ----
Harmel S. Rayat                0               0%          N/A         N/A

Jeff Aronin              100,000              24%       $ 6.00        2009

Greg Wujek               155,000              38%       $ 7.00        2005

AGGREGATED OPTION EXERCISES DURING 1998 AND YEAR-END OPTION VALUES

    The following table shows certain information about unexercised options at year-end with respect to the named officers and directors:

                        Common Shares
                        Underlying                   Value of Unexercised
                        Unexercised Options          In-The-Money Options
                        on 12/31/98                  on 12/31/98
                        --------------------------   ---------------------------
Name                    Exercisable  Unexercisable   Exercisable   Unexercisable
----                    -----------  -------------   -----------   -------------
Harmel S. Rayat                   0              0            $0        $0

Jeff Aronin                 400,000        200,000       $15,625        $0

Greg Wujek                   67,500         87,500            $0        $0

     There were no options exercised by any of the officers listed above in 1998.

     The value of the options is calculated using the fair market value of the Company's Common Stock on December 31, 1998 ($6.16 per share) minus the exercise price per share, of the in-the-money options, multiplied by the number of shares subject to each option.

Employment Contracts

     On December 15, 1998, the Company entered into an employment agreement with Jeff Aronin, CEO and President. The employment agreement is for two years from December 9, 1998 and automatically extended for successive one-year periods unless the Company or Mr. Aronin delivers to the other party written notice specifying such party's intent not to extend or re-extend the term for an additional one-year period. The employment agreement entitles Mr. Aronin to receive an annual base salary of not less than $150,000; provided, however, that, effective January 1, 1999, Mr. Aronin will receive an annual base salary of not less than $200,000. In addition to the base salary, Mr. Aronin will be eligible for an annual bonus for each fiscal year during the term based on such performance standards as the Board or compensation committee designated by the Board may establish. The Company also entered into a stock option agreement with Mr. Aronin, which grants him an option to purchase 500,000 shares at $6.00 per share (300,000 of which options are already vested) and an additional option to purchase 100,000 shares at $6.00 (all of which options are vested). Upon any change in control, all of the aforementioned options vest immediately.

Directors' Compensation

     The Company's employees receive no extra pay for serving as directors. Non-employee directors are reimbursed for any out of pocket meeting expenses and are compensated with stock options. In 1998, Dr. Michael Blue received 20,000 stock options that have an exercise price of $9.00 a share and vest equally over four years.

                            EXPERTS AND LEGAL MATTERS

     Legal matters will be passed upon for the Company by Barack Ferrazzano Kirschbaum, Perlman & Nagelberg, 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606.

     The financial statements of the Company for the years ended December 31, 1998 and 1997 appearing in this Prospectus have been audited by Clancy & Co., P.L.L.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     CHANGE IN ACCOUNTANTS

     On May 10, 1999, Medcare Technologies, Inc., dismissed Clancy and Co., P.L.L.C., as its independent public accountants.

     Clancy and Co., P.L.L.C. were dismissed by the Company after the audit for the fiscal year ending December 31, 1998. The dismissal was approved by the Board of Directors. Clancy and Co., P.L.L.C. issued an unqualified audit opinion on the 1998 year-end financial statements and modified their audit opinion on the 1997 year-end financial statements to reflect the development stage status of the Company at that time. During the course of their work, the Company and Clancy and Co., P.L.L.C. have not had any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

     The Company has engaged Arthur Andersen LLP as its new independent public accountants effective with the dismissal of its former accountants. During the Company's two most recent fiscal years prior to the engagement, there have been no consultations with the newly engaged accountants with regard to either the application of accounting principle as to any specific transaction, the type of audit opinion that would be rendered on the Company's financial statements, or any matter of disagreements with the former accountants.

     The Company disclosed the above in a Form 8-K filing dated May 17, 1999.

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
MedCare Technologies, Inc. and
Subsidiaries
Oak Brook, Illinois 60521

We have audited the consolidated balance sheet of MedCare Technologies, Inc. and Subsidiaries, (the Company), as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.

Clancy  and Co., P.L.L.C.
Phoenix, Arizona
March 2, 1999

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1998 AND 1997

                     ASSETS                             1998           1997
                                                        ----           ----
Current Assets
--------------
Cash                                                $ 2,826,086     $ 3,440,791
Accounts Receivable, net of Allowance
  for Doubtful Accounts of $415,165 and $0              271,240          67,530
Prepaid Expenses                                              0          43,569
                                                    -----------     -----------
Total Current Assets                                  3,097,326       3,551,890

Property and Equipment, Net (Note 3)                    283,630          33,526

Intangible Assets-the MedCare Program,
  net of Accumulated Amortization of
  $68 and $0                                                932           1,000

                                                    -----------     -----------
Total Assets                                        $ 3,381,888     $ 3,586,416
                                                    ===========     ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
-------------------
Accounts Payable and Other Accrued
  Liabilities                                           469,743          15,796
Notes Payable - Related Parties                               0           1,000
                                                    -----------     -----------
Total Current Liabilities                               469,743          16,796

Stockholders' Equity
--------------------

Preferred Stock $.25 Par Value,
  Authorized 1,000,000; Issued and
  outstanding, 50 and 165                                    12              41

Convertible Series A at
  December 31, 1998 and 1997


Common Stock - $0.001 Par Value Authorized
  100,000,000; Issued and outstanding,
  7,825,105 and 6,992,185 Shares
  at December 31, 1998 and 1997                           7,825           6,992

Additional Paid in Capital                            9,396,179       6,284,505

Retained Earnings (Deficit)                          (6,491,871)     (2,721,918)

                                                    -----------     -----------
Total Stockholders' Equity                            2,912,145       3,569,620

                                                    -----------     -----------
Total Liabilities and Equity                        $ 3,381,888     $ 3,586,416
                                                    ===========     ===========

The accompanying notes are an integral part of these financial statements.

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                     Year Ended      Year Ended
                                                      12/31/98        12/31/97
                                                    -----------     -----------
Revenues                                            $   786,586     $    91,802

General and Administrative Expenses                   4,689,400       1,515,459

                                                    -----------     -----------
Operating Loss                                       (3,902,814)     (1,423,657)

Other Income (Expense)
  Interest Income                                       162,109         119,146
  Loss From Discontinued Operations                           0          (4,489)
  Gain on Sale of Subsidiary                                  0          15,770
                                                    -----------     -----------
Total Other Income (Expense)                            162,109         130,427

                                                    -----------     -----------
Net Loss                                             (3,740,705)     (1,293,230)

Less: Preferred Deemed Dividends                        (29,248)       (247,712)

                                                    -----------     -----------
New Loss Available to Common Stockholders           ($3,769,953)    ($1,540,942)

Earnings Per Common Share & Common
  Share Equivalants                                      ($0.52)         ($0.21)

Weighted Number of Common Shares Outstanding          7,302,387       7,270,185

The accompanying notes are an integral part of these financial statements.

                   MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                     Additional       Retained
                                 Preferred  Stock              Common Stock            Paid In        Earnings
                                 Shares     Amount        Shares        Amount         Capital        (Deficit)           Total
                                 ------     ------        ------        ------         -------        ---------           -----
Balance, December 31, 1996           0         0         6,445,185       $ 6,445      $ 1,372,631   $ (1,169,693)        $  209,383

Recovery of Write Off of
Excess of Liabilities over
Assets on Sale of Manon
Consulting, Ltd.                                                                                         (11,283)           (11,283)


Issuance of Common Stock
Under 1996 Stock Option
Plan at $4.50 Per Share
Through December 31, 1997                                   17,000            17           76,483                            76,500

Issuance of Common Stock
Under 1995 Stock Option Plan
at $3.00 Per Share Through
December 31, 1997                                           54,000            54          161,946                           162,000

Issuance of Common Stock
Under a Private Placement
Dated March 25, 1997, at
$6.25 Per Share                                            176,000           176        1,099,824                         1,100,000

    The accompanying notes are an integral part of these financial statements

                   MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                       Additional      Retained
                                 Preferred   Stock              Common Stock             Paid In       Earnings
                                 Shares      Amount        Shares          Amount        Capital       (Deficit)           Total
                                 ------      ------        ------          ------        -------       ---------           -----
Issuance of Preferred Stock
Under a Private Placement
Dated July 8, 1997, at $10,000
Per Share                            165      41                                        1,649,959                         1,650,000

Less cost of Private Placement                                                           (123,750)                         (123,750)

Periodic Imputed Cost of
Preferred Stock Issued on July
8, 1997                                                                                   247,712                           247,712

Issuance of Common Stock
Under a Private Placement
Dated July 7, 1997, at $6.00
Per Share                                                  300,000           300        1,799,700                          1,800,000


Net Loss Available to Common
Stockholders for the Year
Ended December 31, 1997                                                                               (1,540,942)        (1,540,942)

                                     ---      --         ---------         -----        ---------      ---------          ---------
Balance, December 31, 1997           165      41         6,992,185         6,992        6,284,505     (2,721,918)         3,569,620

Issuance of Common Stock For
Prior Year Consulting
Agreement                                                    6,000             6               (6)                                0

                   MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                      Additional      Retained
                                 Preferred   Stock                Common Stock         Paid In         Earnings
                                 Shares     Amount           Shares        Amount      Capital        (Deficit)           Total
                                 ------     ------           ------        ------      -------        ---------           -----
Issuance of Common Stock For
or Period Error                                              1,194             1               (1)                                0

Issuance of Common Stock
For Warrants Exercised on
March 31, 1998, at $6.00 Per
Share                                                      200,000           200        1,199,800                         1,200,000

Issuance of Common Stock at
$7.346 in an Exercise of
Cashless Warrants                                            8,990             9               (9)                                0

Placement of Preferred Stock in
Escrow at $10,000 Per Share
Per Offering Dated June 1998        165       41                                        1,649,959                         1,650,000

Withdrawal of Funds In Escrow
Per Offering Dated June, 1998,
at $10,000 Per Share               (140)     (35)                                      (1,399,965)                       (1,400,000)


Offering Costs Associated With
Three Month Warrant to
Purchase 25 Shares of
Preferred Stock                                                                           (13,770)                          (13,770)



   The accompanying notes are an integral part of these financial statements.

                   MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                           Additional       Retained
                                       Preferred    Stock           Common Stock             Paid In        Earnings
                                       Shares       Amount      Shares        Amount         Capital        (Deficit)     Total
                                       ------       ------      ------        ------         -------        ---------     -----
Issuance of Common Stock
Under a 506D Offering on
November 6, 1998 at $5.00 Per Share                           300,000           300        1,499,700                    1,500,000

Issuance of Common Stock for
Conversion of Preferred Stock
at Various Prices Per Share              (140)       (35)     272,736           273             (238)

Issuance of Common Stock
Under 1995 Stock Option
Plan at $3.00 Per Share                     0          0       34,000            34          101,966                      102,000


Issuance of Common Stock
Under 1996 Stock Option
Plan at $4.50 Per Share                     0          0       10,000            10           44,990                       45,000

Preferred Deemed Dividend                                                                     29,248                       29,248

    The accompanying notes are an integral part of these financial statements

                   MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                             Additional     Retained
                                       Preferred           Stock             Common Stock      Paid In      Earnings
                                          Shares          Amount          Shares     Amount    Capital      (Deficit)      Total
                                          ------          ------          ------     ------    -------      ---------      -----
Net Loss Available to Common
Stockholders for the Year
Ended December 31, 1998                                                                                    (3,769,953)  (3,769,953)
                                       ---------        ----------       ---------  --------  ----------  -----------   ----------
Balance, December 31, 1998                    50        $       12       7,825,105  $  7,825  $9,396,179  $(6,491,871)  $2,912,145
                                       =========        ==========       =========  ========  ==========  ===========   ==========

   The accompanying notes are an integral part of these financial statements.

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                           Year Ended      Year Ended
                                                          December 31,    December 31,
                                                              1998             1997
                                                              ----             ----
Cash Flows From Operating Activities
  Net Loss                                                 $(3,769,953)   $(1,540,942)
  Adjustments to Reconcile Net Loss to Net
Cash Used In Operating Activities
  Preferred Deemed Dividends                                    29,248        247,712
  Depreciation and Amortization                                 65,300          9,546
  Net Assets of Manon Consulting, Ltd                                0        (11,281)
  Changes in Assets and Liabilities
    (Increase) Decrease in Accounts Receivable                (203,710)       (39,935)
    (Increase) Decrease in Prepaid Expenses                     43,569        (34,697)
    Increase (Decrease) in Accounts Payable and
Other Accrued Liabilities                                      453,946         (3,995)
                                                           -----------    -----------
  Total Adjustments                                            388,353        167,350
                                                           -----------    -----------

Net Cash Used In Operating Activities                       (3,381,600)    (1,373,592)

Cash Flows From Investing Activities
  Purchase of Property and Equipment                          (315,335)       (33,642)
                                                           -----------    -----------
Net Cash Used In Investing Activities                         (315,335)       (33,642)

Cash Flows From Financing Activities
  Proceeds From Sale of Common Stock                         2,847,000      3,138,500
  Proceeds From the Sale of Preferred Stock                    250,000      1,650,000
  Offering Costs                                               (13,770)      (123,750)
  Advances (Repayments) Notes Payable                           (1,000)       (24,000)
  Advances (Repayments) To Officers                                  0        (12,500)
                                                           -----------    -----------
Net Cash Provided By Financing Activities                    3,082,230      4,628,250
                                                           -----------    -----------

Increase (Decrease) in Cash and Cash Equivalents              (614,705)     3,221,016

Cash and Cash Equivalents, Beginning of Year                 3,440,791        219,775

Cash and Cash Equivalents, End of Year                     $ 2,826,086    $ 3,440,791
                                                           ===========    ===========

Supplemental Information:
Cash paid for:
  Interest                                                 $         0    $         0
                                                           ===========    ===========
  Income taxes                                             $         0    $         0
                                                           ===========    ===========

   The accompanying notes are an integral part of these financial statements.

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997

NOTE 1 - ORGANIZATION

     MedCare Technologies, Inc. (the Company), a Delaware Corporation, has an authorized capital of 101,000,000 shares of which 100,000,000 shares are common stock with a par value of $.001 and 1,000,000 shares are preferred stock with a par value of $.25 per share.

     The Company has developed The Medcare Program, a nonsurgical, nondrug, noninvasive and cost-effective treatment program for urinary and rectal incontinence, and other pelvic disorders, utilizing behavioral and biofeedback techniques such as electromyography, designed to activate and strengthen the various sensory response mechanisms that maintain bladder and bowel control.

     The Company engages in a Program Management Agreement with each Practice, which is defined as a physician or group of physicians, involved on a regular basis in the diagnosis, evaluation and treatment of urinary and rectal incontinence, as well as other pelvic dysfunction. The agreements have various expiration dates, typically run for a period of three (3) to five (5) years, and may be terminated upon the occurrence of certain conditions as set forth in the agreement. Each Practice also agrees to sign a Confidentiality and Noncompetition Agreement as a condition precedent to the performance by the Company of its obligations.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

     A. Method of Accounting

     The Company's financial statements are prepared using the accrual method of accounting.

     B. Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash and cash equivalents.

     C. Concentration of Credit Risk

     The Company maintains cash balances in excess of $100,000 at a local bank. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company also maintains U.S. Dollar cash balances in Canadian banks, that are not insured.

     D. Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Medcare Technologies, Corporation. All material intercompany transactions have been eliminated in consolidation.

     E. Property and Equipment

     Property and equipment, stated at cost, is depreciated under the straight-line method over their estimated useful lives ranging from three to seven years.

     F. Revenue Recognition

     Revenues are recognized at time of performance of services. The Company agrees to provide on an exclusive basis equipment, personnel and administrative services to the Practice in connection with the Practice's establishment and operation of the Program. Each Practice agrees to pay the Company a management fee for each patient visit to the Practice during which a patient receives services under the Program. The Company invoices the Practice for the management fee each calendar month, which is due in full, within forty-five (45) to sixty (60) days of the date of such invoice.

     G. Use of Estimates

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

     H. Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. See Note 10.

     I. Per Share of Common Stock

     Basic earnings or loss per share has been computed based on the weighted average number of common shares and common share equivalents outstanding. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. The number of shares used in computing earnings (loss) per common share at December 31, 1998 and 1997 was 7,302,387 and 7,270,185, respectively.

     J. Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

     SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123, effective January 1997. See Note 6.

     K. Business Segment Information

     The Company implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," on January 1, 1998. The Company operates in one industry segment, that being the treatment of urinary and rectal incontinence, and all of the activity flows through the Company's subsidiary. There were no material amounts of sales or transfers among geographic areas or major customers within the United States.

     L. Presentation

     Certain accounts from prior years have been reclassified to conform with the current year's presentation.

     M. Pending Accounting Pronouncements

     It is anticipated that current pending accounting pronouncements will not have an adverse impact on the financial statements of the Company.


NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                1998                     1997
                                                ----                     ----
     Office Equipment                        $ 11,930                 $  9,541
     Computer Equipment                       164,931                   11,528
     Medical Equipment                        127,315                   29,799
     Computer Software                         48,832                        0
     Building Improvements                     11,695                        0
     Furniture                                  1,500                        0
                                             --------                 --------
     Total                                    366,203                   50,868
     Less Accumulated Depreciation            (82,573)                 (17,342)
                                             --------                 --------
     Net Book Value                          $283,630                 $ 33,526
                                             ========                 ========

     Depreciation charged to expense during the years ended December 31, 1998 and 1997 was $65,231 and $9,546, respectively.

NOTE 4 - LONG-LIVED ASSETS - THE MEDCARE PROGRAM

     On August 14, 1995, the Company acquired the rights to The MedCare Program, a urinary incontinence procedure in exchange for 2,000,000 shares of its common stock. The transaction was accounted for in accordance with the process for valuation of intangible assets as described in Statement No. 17 of the Accounting Principles Board. The Company intends to amortize the cost of the system over 15 years, based on Management's estimated useful life of the protocol, beginning with the first year in which commercial sales occur. Management reassesses annually the estimated useful life. Such amortization will result in charges against earnings of $68 per year for each of the years. Amortization expense charged to operations during the years ended December 31, 1998, was $68.

NOTE 5 - NOTES PAYABLE - RELATED PARTY

     During the year ended December 31, 1997, an Officer of the Company advanced the Company $1,000, which was due on demand and with no interest rate currently applicable. The Company repaid this loan in March 1998.

NOTE 6 - STOCK OPTIONS

     The Company has five stock option plans that provide for the granting of stock options to officers and key employees. The objectives of these plans include attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock. Options outstanding under the Company's five stock option plans have been granted at prices which are either equal to or above the market value of the stock on the date of grant and expire at various dates after the grant date.

           The status of the Company's stock option plans is summarized below as of December 31:

                                                            Number of                      Option
                                                             Shares                         Price
                                                            ---------                      ------
     Outstanding at December 31, 1995                       500,000                        $3.00
     Granted Under the 1996 Stock Option Plan               300,000                         4.50
     Exercised Under the 1995 Stock Option Plan             (36,000)                        3.00
     Exercised Under the 1996 Stock Option Plan              (3,000)                        4.50
     -------------------------------------------------------------------------------------------
     Options Outstanding at December 31, 1996               761,000                    3.00-4.50
     Granted Under the 1997 Stock Option Plan               200,000                         4.50
     Granted Under the 1997 Stock Option Plan               300,000                         6.50
     Exercised Under the 1995 Stock Option Plan             (54,000)                        3.00
     Exercised Under the 1996 Stock Option Plan             (17,000)                        4.50
     -------------------------------------------------------------------------------------------
     Options Outstanding at December 31, 1997             1,190,000                    3.00-6.50
     Exercised Under the 1995 Stock Option Plan             (34,000)                        3.00
     Exercised Under the 1996 Stock Option Plan             (10,000)                        4.50
     Granted Under the 1998 Stock Option Plan               500,000                    6.50-9.25
     Granted Under the 1999 Stock Option Plan               200,000                    6.00-9.25
     -------------------------------------------------------------------------------------------
     Options Outstanding at December 31, 1998             1,846,000                  $3.00-$9.25
                                                          =========

     The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost for stock options is recognized for stock options awards granted at or above fair market value. Had compensation expense for the Company's stock-based compensation plans been determined under SFAS No. 123, based on the fair market value at the grant dates, the Company's pro forma net loss and pro forma net loss per share would have been reflected as follows:

                                             1998                1997
                                             ----                ----
      Net Loss
             As reported                 $  3,769,953          $  1,540,942
             Pro forma                   $  5,145,919          $  2,728,965
      Net Loss Per Share
             As reported                 $      (0.52)         $      (0.21)
             Pro forma                   $      (0.70)         $      (0.38)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumption used for those options granted in 1998 and 1997, respectively: dividend yield of 0%, expected volatility of 58% and 47%, risk-free interest rates of 5% and 5%, and expected lives of 8 and 8 years.

NOTE 7 - STOCK WARRANTS

     In July, 1997, the Company offered 300,000 shares of common stock at $6.00 each, along with an additional 300,000 common stock purchase warrants at $6.00 each, exercisable until July 7, 2002. In March 1998, 200,000 warrants to purchase shares of common stock were exercised at $6.00 per share, or $1,200,000.

     In November 1998, the Company issued through a Rule 506 Regulation D Private Placement, 300,000 shares of restricted common stock at $5.00 per share, or $1,500,000, and granted 300,000 common stock purchase warrants exercisable at $5.00 until October 14, 2004.

NOTE 8 - PREFERRED STOCK - SERIES A

     On June 20, 1997, the Company began offering for sale a Regulation D offering under Rule 506. This offering was for the Series A Preferred Stock of the Company and was sold for $10,000 per share, in minimum subscription amounts of at lease ten shares ($100,000) and in increments of five shares in excess thereof. The total offering was for $3,000,000, with a minimum of $1,650,000. The offering closed on July 8, 1997, with the minimum offering placed. The preferred stock was accompanied by warrants to purchase a number of shares of common stock of the Company equal to 33 1/3% multiplied by the aggregate purchase price of the Subscriber's preferred stock outstanding on each of nine, twelve and fifteen months following the closing date of the offering, divided by the Fixed Conversion Price as herein defined.

     The Series A Preferred Shareholder is entitled to convert, subject to the Company's right of redemption, if the conversion price is less than the Fixed Conversion Price at the time of receipt of a notice of conversion. The conversion price is equal to the lesser of 115% of the average Closing Bid Price for five trading days ending on June 6, 1997, which is $7.346 (The Fixed Conversion Price) or a discount, ranging from 10% to 20% over a 12 months period beginning July 8, 1997, of the average Closing Bid Price for five trading days immediately preceding the Date of Conversion divided into the original purchase price of the preferred stock, plus an 8% per annum accretion rate equal to the period that has passed since the closing date.

     During the year ended December 31, 1998, 140 shares of preferred stock were converted to 272,736 shares of common stock at various prices per share. In addition, 25 shares of preferred stock were issued to an investor at $10,000 per share in accordance with the terms of the original offering.

NOTE 9 - DISCONTINUED OPERATIONS OF A BUSINESS SEGMENT

     On January 1, 1997, the Company sold Manon Consulting, LTD at book value. No revenues or expenses are included in the consolidated financial statements for the year ended December 31, 1997. The Company reported a gain on the transaction of $15,770.

NOTE 10 - INCOME TAXES

     There is no current or deferred tax expense for the years ended December 31, 1998 and 1997, due to the Company's loss position. The benefits of timing differences have not been previously recorded.

     The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities on the accompanying consolidated balance sheet is a result of the following:

     Deferred Taxes                           1998             1997
     --------------------                     ----             ----
     NOL Carryforwards                    $ 1,767,643     $   628,462
     Organization Costs                       195,563         198,974
     Accrued Expenses                          93,163               0
     Depreciation                              (3,519)          1,156
                                          -----------     -----------
     Total                                $ 2,052,850     $   828,592
     Valuation Allowance                   (2,052,850)       (828,592)
                                          -----------     -----------
     Net Deferred Tax Assets              $         0     $         0
                                          ===========     ===========

     A reconciliation between the statutory federal income tax rate (35%) and the effective rate of income tax expense for each of the years during the period ended December 31 follows:

                                                     1998            1997
                                                     ----            ----
     Statutory Federal Income Tax Rate              (35.0%)         (35.0%)

     Accretion of Preferred Stock Dividend            0.3%            5.6%
     Other                                            0.1%            0.5%
     Increase in Valuation Allowance                 34.6%           28.9%
                                                     -----           -----
     Effective Income Tax Rate                        0.0%            0.0%

     The Company has available net operating loss carryforwards of $5,050,407 for tax purposes to offset future taxable income. The net operating loss carryforwards expire as follows:

     2002                       $      316
     2003                            1,030
     2004                           21,707
     2005                           10,201
     2011                          447,758
     2012                        1,314,593
     2013                        3,254,802
                                ----------
                                $5,050,407
                                ==========

NOTE 11 - COMMITMENTS AND CONTINGENCIES

     Operating Leases - The company leases office space and office equipment under various noncancelable operating lease agreements which expire through 2003. The Company has a second office located in Vancouver, Canada, which is owned by one of the Company's directors, and is leased to the Company for $2,000 per month. There is an option to renew for an additional year. Rental expense charged to operations during the years ended December 31, 1998 and 1997 was approximately $90,000 and $24,000, respectively.

     Future minimum payments under noncancelable operating leases are as follows:

           1999            $ 66,082
           2000            $ 67,544
           2001            $ 66,486
           2002            $ 67,107
           2003            $  5,602

     Employment Agreements - The Company has employment and stock option agreements with its President and Chief Executive Officer. The employment agreement provides for the officer to earn a minimum of $150,000 annually. Effective January 1, 1999, the officer shall earn a minimum of $200,000 annually through January 1, 2000. The officer is also eligible for an annual bonus for each fiscal year of the Company during the term based on performance standards as the Board or compensation committee designates. The officer shall also receive monthly an automobile allowance of five hundred ($500) per month. The stock option agreement grants the officer (a) an option to acquire five hundred thousand (500,000) shares at an exercise price per share of $6.50, 300,000 of which have vested, and (b) an option to acquire one hundred thousand (100,000) shares at an exercise price per share of $6.00, which have vested. The options granted shall terminate on July 1, 2005.

NOTE 12 - MEDCARE PROGRAM SITES

     The following program site locations were operating as of December 31, 1998: Norman, Oklahoma; Buffalo Grove, Illinois; Raleigh, North Carolina; Stamford, Connecticut; Kankakee, Illinois; Shelby, North Carolina; Kingwood, Texas; Mine Hill, New Jersey; Toledo, Ohio; Natick, Massachusetts; Fremont, California; Findlay, Ohio; Roswell, Georgia; Newport News, Virginia; Dallas, Texas; Owings Mills, Maryland; New York, New York; Baltimore, Maryland; Fayetteville, North Carolina; San Antonio, Texas; Alexandria, Virginia; Augusta, Georgia; Wentzville, Maryland; Amherst, Ohio; and Scottsdale, Arizona.

Interim Financial Statements

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEET
MARCH 31, 1999 AND DECEMBER 31, 1998

                                                                                    (Unaudited)
                                                                                      March 31,        December 31,
                                        ASSETS                                          1999              1998
                                                                                        ----              ----
Current Assets
Cash                                                                                   $1,549,597       $2,826,086

Accounts Receivable, net of Allowance for Doubtful Accounts of
  $45,061 and $45,165                                                                     339,748          271,240

                                                                                     ------------    -------------
Total Current Assets                                                                    1,889,345        3,097,326

Property and Equipment, Net                                                               364,469          283,630

Intangible Assets-the MedCare Program, net of
  Accumulated Amortization of $85 and $68                                                     915              932

                                                                                     ============    =============
Total Assets                                                                           $2,254,729       $3,381,888
                                                                                     ============    =============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Accounts Payable                                                                         $213,007          260,142
Accrued Liabilities                                                                        85,898          209,601
                                                                                     ------------    -------------

Total Current Liabilities                                                                 298,905          469,743

Stockholders' Equity

Preferred Stock $.25 Par Value, Authorized 1,000,000; Issued
  and outstanding, 50  Convertible Series A
  at March 31, 1999 and December 31, 1998                                                      12               12

Common Stock - $0.001 Par Value Authorized 100,000,000; Issued
  and Outstanding, 7,831,105 and 7,825,105 Shares at
  March 31, 1999 and December 31, 1998, respectively                                        7,831            7,825

Additional Paid in Capital                                                              9,414,173        9,396,179

Retained Earnings                                                                      (7,466,192)      (6,491,871)

                                                                                     ------------    -------------
Total Stockholders' Equity                                                              1,955,824        2,912,145

                                                                                     ------------    -------------
Total Liabilities and Equity                                                           $2,254,729       $3,381,888
                                                                                     ============    =============

MEDCARE TECHNOLOGIES, INC AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                 (Unaudited)
                                                 Three Months     Three Months
                                                   Ended              Ended
                                                   3/31/99           3/31/98
                                                 -----------      ------------
Revenues                                          $  394,063       $ 227,008

General and Administrative Expenses                1,392,416         765,710

                                                 -----------     ------------
Operating Loss                                      (998,353)       (538,702)

Interest Income                                       24,032          42,669

                                                 -----------     ------------
Net Loss Available to Common Stockholders          ($974,321)      ($496,033)

Earnings Per Common Share & Common
  Share Equivalants                                   ($0.12)         ($0.06)

Weighted Number of Common Shares Outstanding       7,829,949       7,734,915

MEDCARE TECHNOLOGIES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                                                                 (Unaudited)
                                                                                 For the Three    For the Three
                                                                                  Months Ended     Months Ended
                                                                                  3/31/99              3/31/98
                                                                                 --------------   -------------
Cash Flows from Operating Activities - Net Loss                                    ($  974,321)   ($  496,033)

Adjustments to Reconcile Net Loss to Net Cash Providing by Operating Activities:
Depreciation and Amortization                                                           20,541          3,385
(Increase) Decrease in Accounts Receivable                                             (68,508)      (102,153)
(Increase) Decrease in Prepaid Expenses                                                      0         61,663
Increase (Decrease) in Accounts Payables and Accrued Liabilities                      (170,838)        46,952
                                                                                   -----------    -----------
Total Adjustments                                                                     (218,805)         9,847

Net Cash Used by Operating Activities                                               (1,193,126)      (486,186)

Cash Flow from Invesing Activities:
Purchase of Property & Equipment                                                      (101,363)        (8,725)
                                                                                   -----------    -----------
Net Cash Flows from Investing Activities                                              (101,363)        (8,725)

Cash Flow from Financing Activity
Proceeds from sale of common stock                                                      18,000      1,281,000
Advances (Repayments) to Officers                                                            0         (1,000)
                                                                                   -----------    -----------
Net Cash Provided by Financing Activities                                               18,000      1,280,000

Increase (Decrease) in Cash and Cash Equivalants                                   ($1,276,489)   $   785,089

Cash and Cash Equivalants at Beginning of Period                                   $ 2,826,086    $ 3,440,791

Cash and Cash Equivalants at End of Period                                         $ 1,549,597    $ 4,225,880

Supplemental Information
    Cash Paid for:
    Interest                                                                                 0              0
    Income taxes                                                                             0              0

                           MEDCARE TECHNOLOGIES, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 1.  Statement of Information Furnished

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with Form 10QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1999, the results of operations for the three months period ended March 31, 1999, and the statement of cash flows for the three months period ended March 31, 1999. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1998 Annual Report on Form 10-KSB.

Certain information and footnote disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying consolidated financial statements be read in conjunction with the financial statements and notes thereto incorporated by reference in the Company's 1998 Annual Report on Form 10-KSB.

PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The officers and directors of the Company are indemnified as provided under the Delaware General Corporation Law. No additional indemnification has been authorized.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the Registration Statement are as follows:

Escrow Agent:                            $ 4,060.00
Transfer Agent:                          $   841.00
Legal and Accounting:                    $49,369.75
TOTAL                                    $54,270.75

                     RECENT SALES OF UNREGISTERED SECURITIES

The Company offered for sale a Private Placement Memorandum pursuant to Regulation D, Rule 504 which was begun on June 22, 1996 and completed on August 15, 1996. This offering was for 50,000 shares of common stock at $4.75 per share for a total offering of $237,500. The proceeds from this offering were used for equipment purchase and working capital. The purchasers were as follows:

         Shareholder                          Shares Purchased
         -----------                          ----------------
         Polygon Investments SA                    21,053
         P.O. Box 108, Front Street
         Grand Turk, Turks & Caicos Isl

         Perato Fund LP                            13,158
         1400-400 Burrard Street
         Vancouver, BC V6C 3G2 Canada

         Herdev S. Rayat*                          15,789
         1025 Augusta Avenue
         Burnaby, BC V5A 1K3 Canada

*Mr. Rayat is an accredited investor and the brother of Harmel Rayat, Chairman of the Board.

     The Company offered for sale a Private Placement Memorandum pursuant to Regulation D, Rule 504 which was begun on November 18, 1996 and completed on December 24, 1996. This offering was for 56,000 shares of common stock at $4.50 per share for a total offering of $252,000. The proceeds from this offering were used for advertising and marketing and working capital. All shares of stock of this offering were sold to Daimler Enterprises, Inc., 7 Prince Street, Belize City, Belize.

     During fiscal 1997, the Company issued three private placement memoranda. On February 1, 1997, an offering was begun pursuant to Regulation D, Rule 506 for 176,000 shares of common stock at $6.25 per share for a total offering of $1,100,000. This offering was completed on February 28, 1997. The proceeds were used for working capital and expansion of the MedCare Program. All shares of stock of this offering were purchased by Greystone Management Ltd., c/o P.O. Box 392, Bowater House, 68 Knightsbridge, London, SW1X 7NT, England. The purchaser was a foreign entity with sufficient financial sophistication developed through its business dealings to properly assess this investment and complete access to registration information.

     The Company offered for sale a Private Placement Memorandum pursuant to Regulation D, Rule 506 on July 7, 1996 for 300,000 shares of common stock at $6.00 per share, plus 300,000 warrants exercisable at $6.00 per warrant until July 7, 2002 for a total offering of $1,800,000. This offering was completed on July 30, 1997 and the proceeds used for working capital and expansion of the MedCare Program. All shares and warrants were purchased by Matrix Capital Corp., P.O. Box 170 Front Street, Grand Turk, Turks & Caicos Isl. The purchaser was a foreign entity with sufficient financial sophistication developed through its business dealings to properly assess this investment and complete access to registration information.

     On June 20, 1997, the Company began offering for sale a Regulation D offering under Rule 506. This offering was for the Series A Preferred Stock of the Company and was sold for $10,000 per share, in minimum subscription amounts of at least ten shares ($100,000) and increments of five shares in excess thereof. The total offering was for three hundred shares for a total of $3,000,000, with a minimum offering of $1,650,000. The offering closed on July 8, 1997 with the minimum offering placed. The Preferred Stock was accompanied by warrants to purchase a number of shares of Common Stock of the Company equal to thirty-three and one-third percent (33-1/3%) multiplied by the aggregate purchase price of the Subscriber's Preferred Stock outstanding on each of nine, twelve and fifteen months following the closing date of the offering, divided by the Fixed Conversion Price as defined in the Certificate of Designation. In conjunction with this offering, an Escrow Agreement was entered into with Swartz Investments LLC, a Georgia limited liability company, as Placement Agent and with First Union National Bank of Georgia as Escrow Agent.

     The Company and Swartz Investments, LLC entered into a Placement Agent Agreement to define the terms of their relationship for this offering. According to this agreement, the Placement Agent agreed to find subscribers for the Company's Preferred Stock Series A offering in exchange for a placement fee of 5-1/2% of the aggregate gross subscription proceeds of the offering, a non-accountable expense allowance of 2% of the aggregate gross subscription proceeds, and, if a subscriber exercises a preferred warrant, a fee consisting of 7-1/2% of the aggregate exercise price, as defined in the Preferred Warrant. The Placement Agent Agreement also grants to the Placement Agent three sets of warrants (i) warrants to purchase stock equal to 7-1/2% times the aggregate gross subscription proceeds divided by the Fixed Conversion Price (as defined in the Certificate of Disclosure), (ii) warrants to purchase stock equal to 7-1/2% of the number of Conversion Warrants placed in the offering (as defined in the Subscription Agreement) and (iii) upon the exercise of a Preferred Warrant by a Stockholder, warrants to purchase stock equal to 7-1/2% of the gross proceeds received by the Company upon the exercise of the Preferred Warrant divided by the Exercise Price (as defined in the Preferred Warrant). All three of these warrants are for a period of five years at a fixed conversion price of $7.346 per share, as defined in the Certificate of Disclosure. The Placement Agent Agreement also contains cashless exercise and reset provisions. The offering was sold to a total of five off-shore entities, not including the shares given to the Placement Agent. The purchasers were foreign entities with sufficient financial sophistication developed through their business dealings to properly assess this investment and complete access to registration information.

     On May 18, 1999, the Company, pursuant to Regulation D, Rule 506, issued 400 shares of Series B preferred stock (par value $0.25) (the "Series B Preferred") and related warrants described below for $4,000,000 ($10,000 per share). The proceeds were placed into an escrow account subject to the approval of the transaction by the shareholders of the Company at its scheduled annual meeting. If shareholder approval is not obtained, the preferred stock will be cancelled and the proceeds returned to the investors with accrued interest. Prior to the shareholder meeting, neither the investors nor the Company can convert or redeem any of the Series B Preferred. The Company will use the net proceeds for the expansion of its Medcare program to additional sites, working capital and potential acquisitions. Currently, there are no specific acquisitions identified. The Series B Preferred, related warrants, and the common stock underlying the Series B Preferred are not included in this registration statement. The key provisions regarding the issuance and conversion of Series B Preferred are as follows:

Holders

     The Series B Preferred was sold to six accredited investors in reliance of Rule 506 of Regulation D.

Dividends

      The holders of the Series B Preferred shall be entitled to receive a 6.0% annual dividend, which shall be cumulative and which shall accrue daily from the date of issuance and be payable, at the option of the Company, either (i) in shares of Common Stock upon conversion of the Series B Preferred or (ii) in cash.

Preferred Rank

     The Series B Preferred shall rank senior to the Common Stock, and shall rank pari passu with the Series A Preferred Stock issued by the Company in respect to dividend preferences and payments upon liquidation and dissolution.

Conversion by Holders

     Subject to the limitations discussed below, each share of the Series B Preferred shall be convertible into shares of Common Stock at a variable conversion rate (the "Conversion Rate") equal to the Conversion Amount (defined below) divided by the applicable Conversion Price (defined as follows). The "Conversion Price" is the lesser of (i) the fixed conversion price (the "Fixed Conversion Price"), which is a flat 125% of the average of the closing bid prices for the Common Stock during the 5 consecutive trading days immediately preceding the issuance date of the applicable shares of the Series B Preferred, or (ii) the variable conversion price (the "Variable Conversion Price"). The Variable Conversion Price is the lower of (a) the closing bid price on the day before the holder delivers the required notice of his intention to convert to the Company or (b) the average of the 10 lowest closing bid prices in the 40 trading days immediately preceding the date such notice is given. Both the Fixed Conversion Price and the Variable Conversion Price are subject to adjustment if certain events occur. The "Conversion Amount" is defined as $10,000, plus any stock dividends that have accrued but have not been paid out, plus any default interest (equal to 15%) for dividends which the Company has elected to pay in cash but has failed to pay on a timely basis.

     The investors' right to convert the Series B Preferred is limited as follows. From the date of issuance of the Series B Preferred through and including the date which is 120 days after the date of issuance, no shares of the Series B Preferred may be converted. From 121 days after the date of issuance through the date which is 150 days after the date of issuance, the investors may convert up to 1/3 of their shares. From 151 days after the date of issuance through the date which is 180 days after the date of issuance, the investors may convert up to 2/3 of their shares. From the date which is 181 days following the date of issuance through the expiration date of the Series B Preferred (5 years after the date of issuance), the investors may convert up to all of their shares. The foregoing restrictions do not apply if certain events occur.

Mandatory Conversion

     The shares of Series B Preferred mature five years after they are issued, and any shares of the Series B Preferred left outstanding on the applicable maturity date are automatically converted into shares of Common Stock.

Other Provisions

     The terms of the Series B Preferred contains other provisions, which upon certain events, require redemption or conversion of the preferred stock at the option of investors or the Company.

Warrants

     Along with the Series B Preferred, the Company issued stock warrants to the investors. Subject to the vesting schedule described below, each warrant entitles its holder to 200 shares of Common Stock for (i) each issued share of the Series B Preferred held on the applicable vesting date and (ii) each share of the Series B Preferred converted prior to the applicable vesting date at the Fixed Conversion Price. The Warrants expire five years after they are issued. The vesting dates of the Warrants are (i) the date which is 120 days after the date of issuance of the applicable Series B Preferred Shares; (ii) the date which is 300 days after the date of issuance of the applicable Series B Preferred Shares and (iii) the date which is 480 days after the date of issuance of the applicable Series B Preferred Shares. The exercise price of each Warrant is 125% of the average of the closing bid prices of the Company's Common Stock for the five consecutive trading days immediately preceding the applicable vesting date.

Investor Call Option

     For every (i) unconverted Series B Preferred share held by the investors on the first anniversary of the closing and (ii) preferred share converted at the Fixed Conversion Price prior to the first anniversary of the closing, the investors have the right to subscribe for an additional preferred share and related warrants under the same terms and conditions of the original closing (revised to reflect the Company's then current common stock market price). Each investor may exercise this right only at such time when the closing market price of the Company's common stock is greater than the Fixed Conversion Price.

Integration Discussion
----------------------

1. Rule 504, offered 8/31/95, closed 9/30/95, amount sold $630,000;
2. Rule 504, offered 6/22/96, closed 8/15/96, amount sold $237,500;
3. Rule 504, offered 11/18/96, closed 12/24/96, amount sold $252,000;
4. Rule 506, offered 2/1/97, closed 2/28/97, amount sold $1,100,000; and
5. Rule 506, offered 7/7/97, closed 7/30/97, amount sold $1,800,000.

     Offering 1 and offering 2 occurred more than 6 months from each other and under the general provisions of Rule 502, integration does not apply. Offerings 1 and 2 were done while Medcare was non reporting, was not an investment company and had a specific business plan. The aggregate offering price cannot exceed $1,000,000 within the twelve months before and during the offering. This aggregate offering from July 15, 1995 through July 15, 1996 was $867,500, less than the maximum amount.

     Offering 2 and offering 3 occurred more than 6 months from each other and the general provisions of Rule 502, integration do apply. The offerings were not a part of a single plan of financing, were made at different times as the opportunities came available and were not made for the same general purpose. Offerings 2 and 3 were done while Medcare was non reporting, was not an investment company and had a specific business plan. The aggregate offering price cannot exceed $1,000,000 within the twelve months before and during the offering. This aggregate offering from November 18, 1995 through December 24, 1996 was $489,500, less than the maximum amount. Since the integration provisions apply the amounts will be aggregated and examination under the exemption will still be available because less than $1,000,000 was offered.

     Offerings 3 and 4 were in reliance on Rule 504 and 506 respectively. The offerings were done within 6 months of each other and will be integrated as provided under Rule 502. The offerings should not be integrated when examined under the five factors test. Medcare has approached financing on an individual basis as opportunities have come forth from various interested investors. The offerings have not come as a result of any single plan of financing. As detailed in the offering memoranda, additional capital was needed at each stage of the funding with no plan as to the terms or the amount of funding required. Since the sales were made within six months of each other, the safe harbor is not available. The securities are common stock of the Company, but have been sold for different prices. The sales have not been made for the same purpose. The 504 offering was done essentially to provide working capital to the business and the 506 offering was to provide capital funding to develop various sites and the program. Considering the above comments, the integration provisions should not apply.

     Offerings 4 and 5 are both in reliance on Rule 506 and have been made within 6 months of each other. Even if these offerings are integrated, the exemption is available. The aggregate offerings have been sold to less than 35 unaccredited investors and all other provisions of Rule 506 have been met. The money received in these successive offerings was not part of a single plan of financing and was structured as presented to the Company. The timing of the sales was within six months, but only as made available to the purchase. Two of the offerings were common stock and the third preferred. The consideration varies among the three instruments. Each of the offerings were done and the proceeds applied in a different manner. The integration provisions should not apply.

     The Company also offered preferred stock for sale to four accredited investors in reliance on Rule 506 of Regulation D. The offering was sold to the following individuals and for the following amounts:

                                Number of        Price per
Warrantee                       Shares           Share         Exercise Date
Lakeshore International          50              $10,000       June 20, 1998
Queensway Financial
 Holdings Limited                200             $10,000       June 20, 1998
Concordia Partners L.P.          50              $10,000       June 20, 1998
The Matthew Fund N.V.            30              $10,000       June 20, 1998
Total:  330 Preferred Share Warrants

At that time, the Company also filed a Certificate of Designation with the State of Delaware in conjunction with this offering. This Certificate was approved on July 7, 1997 and designates 1,000 shares of the Company's one million shares of authorized preferred stock to be Series A stock. This stock has been assigned an issue price of $10,000 per share with an eight percent (8%) per annum accretion rate. The rank of this stock has been assigned as being senior to all Common Stock of the Company, junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock, senior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on par with any Series A Preferred Stock of whatever subdivision, and on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock. No dividend rights have been granted to this stock.

Private Placement November 6, 1998

     Under the terms of a private placement done by the Company in reliance on Regulation D, Rule 506, 300,000 shares of common stock in the Company at $5.00 per share with a warrant effective until October 14, 2004 to purchase an additional 300,000 shares at $5.00 per share were sold to Lyons Capital Corp., a Bermuda corporation. The purchaser was a foreign entity with sufficient financial sophistication developed through its business dealings to properly assess this investment and complete access to registration information. The offering was closed on November 6, 1998, and resulted in receipt by the Company of $1,500,000. This Registration does not apply to these shares. No integration questions arise in conjunction with this sale.

Series B Preferred Stock

     As explained above, 400 shares of Series B Preferred Stock and related warrants were issued on May 18, 1999 for $4,000,000 in reliance on Regulation D, Rule 506. This registration does not apply to this offering and no integration issues should arise in conjunction with this sale.

                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit        Description
-------        -----------
   3.          Articles of Incorporation and Bylaws
     3a.        Articles of Incorporation and Amendments*
     3b.        Bylaws*
   4.          Instruments Defining the Rights of Holders, Including
                Indentures
     4a.        Certificate of Designation*
     4b.        Subscription Agreement*
     4c.        Nine-Month Warrant*
     4d.        Twelve-Month Warrant*
     4e.        Fifteen-Month Warrant*
     4f.        Preferred Warrants*
     4g.        Registration Rights*
     4h.        Instructions to Transfer Agent*
     4i.        Agreement and Amendment*

     4j.        Agreement and Amendment for Queensway Financial Holdings
                 Limited*
     4k.        Three-Month Warrant*
     4l.        Swartz Warrant*
     4m.        Escrow Agreement*
     4n.        Exhibit A to Excrow Agreement*
   5.          Opinion re Legality
     5a.        Opinion of Counsel regarding Registration
     5b.        Opinion of Counsel regarding Preferred Offering Warrant
                 Extension*
   6.          Series B Preferred Stock agreements
     6a.        Certificate of Designation
     6b.        Securities Purchase Agreement
     6c.        Registration Rights Agreement
     6d.        Form of Warrant
  10.          Material Contracts
     10a.       Program Management Agreement with Amendment*
     10b.       Employment and Stock Agreement, dated as of December 9, 1998 between Medcare Technologies, Inc. and Jeffrey S. Aronin*
     10c.       Sublease dated as of December 31, 1997 between Medcare
                 Technologies, Inc. and Delta Dental Association*
  16.          Letter from the Former Accountant
  20.          Reports furnished to Security Holders
     20a.       Stock Option Plan 1995*
     20b.       Stock Option Plan 1996*
     20c.       Stock Option Plan 1997 -- $4.50 options*
     20d.       Stock Option Plan 1997 -- $6.50 options*
  23.          Consent of Experts and Counsel
     23a.       Consent of Independent Auditor
     23b.       Consent of Counsel (included in Exhibit 5a)
  27.          Financial Data Schedule
  99.          Additional Exhibits
     99a.       Officer's Certificate*
     99a.       Form of Specimen Preferred Stock Certificate*

*  indicates previously submitted exhibit

                                  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The issuer will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act, to reflect in the prospectus any facts or events which represent a fundamental change in the information in the registration statement and to include any additional or changed material information on the plan of distribution.

     For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Illinois.

                               MEDCARE TECHNOLOGIES, INC.


                               By  Jeffrey S. Aronin
                               ----------------------
                               Jeffrey S. Aronin, CEO, President and Director


                               By: Alan Jagiello
                               -----------------
                               Alan Jagiello, CFO, Treasurer, Secretary
                               and Director


                               By: Greg Wujek
                               --------------
                               Greg Wujek, VP of Managed Care, Director